Exhibit 2.1

[***] Certain confidential information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made on February 4, 2014

BETWEEN:

(1)	PANASONIC CORPORATION, company incorporated in Japan and having its registered office at 1006, Oaza Kadoma, Kadoma-shi, Osaka 571-8501, Japan (the “Seller”); and

(2)	UTAC MANUFACTURING SERVICES LIMITED (Company Registration Number: 2032537), company incorporated in Hong Kong and having its registered office at Unit 1202, 12/F., Ruttonjee House, 11 Duddell Street, Central, Hong Kong (the “Purchaser”),

(collectively referred to as “Parties” and each as a “Party”).

WHEREAS:

(A)	The Seller now wishes to enter into this Agreement and procure and ensure that the Singapore Seller, Malaysia Seller and Indonesia Seller B (each defined as follows in (B) through (D) below, and hereinafter collectively called the “Local Sellers”) be in compliance with the provisions of this Agreement.

(B)	PANASONIC ASIA PACIFIC PTE. LTD. (Company Registration Number: 197401131G) is a company incorporated in Singapore and having its registered office at 300 Beach Road, #17-01 The Concourse, Singapore 199555 (the “Singapore Seller” or the “Indonesia Seller A”).

(C)	PANASONIC INDUSTRIAL DEVICES DISCRETE SEMICONDUCTOR CO., LTD. (Company Registration Number: 1300-01-001415) is a company incorporated in Japan and having its registered office at 1 Kotari-yakemachi, Nagaokakyo City, Kyoto 617-8520, Japan (the “Malaysia Seller”).

(D)	PANASONIC HOLDING (NETHERLANDS) B.V. (Company Registration Number: 33188358) is a company incorporated in the Netherlands and having its registered office at Zuidplein 136, 1077XV Amsterdam, The Netherlands (the “Indonesia Seller B”).

(E)	PANASONIC AUTOMOTIVE & INDUSTRIAL SYSTEMS SEMICONDUCTOR SINGAPORE PTE. LTD. (the “Singapore Company”) is a private company limited by shares and incorporated in Singapore which will be established by the Singapore Seller by the Completion Date. The relevant particulars of the Singapore Company are given in Schedule 1A.

(F)	The Singapore Seller will be the registered holder and beneficial owner of the Singapore Sale Shares (defined below) set out opposite its name in Schedule 1A, aggregating 100% of the issued and paid-up capital of the Singapore Company.

(G)	PANASONIC INDUSTRIAL DEVICES SEMICONDUCTOR (M) SDN. BHD. (Company Registration Number: 205789 W) (the “Malaysia Company”) is a private company limited by shares and incorporated in Malaysia. The relevant particulars of the Malaysia Company are given in Schedule 1B.

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(H)	The Malaysia Seller is the registered holder and beneficial owner of the Malaysia Sale Shares (defined below) set out opposite its name in Schedule 1B, aggregating 100% of the issued and paid-up capital of the Malaysia Company.

(I)	PT. PANASONIC INDUSTRIAL DEVICES INDONESIA (Company Registration Number: AHU-56906.AH.01.02.Tahun 2011) (the “Indonesia Company”) is a private company limited by shares and incorporated in Indonesia. The relevant particulars of the Indonesia Company are given in Schedule 1C.

(J)	The Indonesia Seller A and Indonesia Seller B (collectively the “Indonesia Sellers”) are the registered holders and beneficial owners of the Indonesia Sale Shares (defined below) set out opposite their names in Schedule 1C, aggregating 100% of the issued and paid-up capital of the Indonesia Company.

(K)	The Seller has caused each of the Singapore Seller, Malaysia Seller and Indonesia Sellers to sell to the Purchaser and the Purchaser shall purchase the Singapore Sale Shares, Malaysia Sale Shares, and the Indonesia Sale Shares (which together shall be collectively called the “Sale Shares” and each a “Sale Share”) on the terms and subject to the conditions contained in this Agreement.

(L)	The Purchaser acknowledges that it has performed, with the assistance of professional advisors, a due diligence investigation with respect to the Sale Shares, the Singapore Company, Malaysia Company and Indonesia Company and their business before the Completion Date. On the basis of such due diligence investigations, the Purchaser has decided to enter into this Agreement on and subject to the terms and conditions contained herein.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, capitalised terms shall have the following meanings:-

“Audited Accounts” means the audited accounts of the respective Group Companies (other than the Singapore Company) for the financial period ended on the respective Accounts Dates;

“Accounts Date” means March 31, 2013;

“BKPM” means the Investment Co-ordinating Board (Badan Koordinasi Penanaman Modal);

“Business Day” means any day other than a Saturday, Sunday or gazetted public holiday on which clearing banks are open for normal banking business in Singapore, Malaysia, Indonesia and Japan;

“Claim” includes any notice, demand, assessment, letter or other document issued or action taken by any Taxation authority and any return, amended return, computation, accounts or any other documents required for the purposes of Taxation;

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“Completion” means the completion of the sale and purchase of the Sale Shares in accordance with Clause 5;

“Completion Accounts” shall have the meaning ascribed to it in Clause 5A.2(a);

“Completion Date” means June 2, 2014 or such earlier or later date as the Parties may agree;

“Completion Cash Balance” means the aggregate cash balances of the Group Companies based on the Completion Accounts;

“Completion Net Assets” means the aggregate net asset value of the Group Companies based on the Completion Accounts;

“Completion Pro Forma” shall have the meaning ascribed to it in Clause 5A.1;

“Confidential Information” means all know how, trade secrets, inventions, computer software and other information of a secret or confidential nature including, without limitation, all proprietary industrial, commercial, financial and technical information and techniques, whatsoever and in whatever form and medium and whether disclosed orally or in writing, together with all reproductions in whatsoever form or medium and any part or parts of it;

“Consideration” shall have the meaning ascribed to it in Clause 4.1(a);

“Data Room Documents” means all the agreements, documents, materials and information contained in the data room made available by the Seller and/or Local Sellers for inspection by the Purchaser and its Representatives during the due diligence investigation with respect to the Sale Shares, the Singapore Company, Malaysia Company and Indonesia Company and their businesses all as set out in the Data Room Index;

“Data Room Index” means the data room index, a copy of which is set out in Schedule 7;

“Encumbrance” means any of the following:-

(a)	mortgage, assignment of receivables, debenture, charge, hypothecation, lien, pledge, title retention, right to acquire, or other security interest of any kind;

(b)	option, right of first refusal, pre-emptive right or other right to purchase, and any proprietary, equitable, contractual or other interest or claim;

(c)	restriction or condition of any kind, including any restriction on use, voting, transfer, receipt or income, or exercise of any other attribute of ownership; and

(d)	any other type of preferential arrangement (including without limitation, a title transfer or retention arrangement) having similar effect;

and “Encumbrances” shall be construed accordingly;

“Environmental Warranties” means the warranties set out in paragraph 5.4 of Schedule 3;

“Financial Year” means a period in respect of which an audited profit and loss account of the relevant company has been or is to be prepared for the purpose of laying before the company at its annual general meeting, whether that period is a year or not;

“Governmental Body” means any:-

(a)	nation, federation, state, county, city, town, province, village, district or other jurisdiction of any nature;

(b)	national, federal, state, local, municipal, foreign or other government;

(c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity or any other tribunal);

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(d)	statutory authority, quasi-statutory or regulatory authority, governmental department, commission, board or bureau;

(e)	multi-national organisation or body;

(f)	court, tribunal, securities council, stock exchange or any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or

(g)	Taxation Authority;

“Group” and “Group Companies” means collectively PIDSCA (as defined in Clause 4C.1) (solely in relation to the Singapore Business (as defined in Clause 4C.1) prior and up to Completion), the Singapore Company, the Malaysia Company and the Indonesia Company and “Group Company” means any one of them;

“GST” includes goods and services tax, value-added tax and any other form of indirect taxation;

“Indonesia Company Law” means Republic of Indonesia Law No. 40 Year 2007 concerning Limited Liability Company;

“Indonesia Sale Shares” means all of the 6,000 shares in the capital of the Indonesia Company owned by the Indonesia Sellers (as such number may be reduced pursuant to the Capital Reduction) representing 100% of the issued and paid-up share capital of the Indonesia Company;

“Inland Revenue” means the Inland Revenue Authority of Singapore;

“IP License Agreement” shall have the meaning ascribed to such term as set out in Clause 5.4(a1);

“Law” means any domestic or foreign constitutional provision, statute or other law (including common law), act, rule, regulation, subsidiary legislation, ordinance, treaty, code, permit, certificate, license, or interpretation of any Governmental Body and any decision, decree, resolution, injunction, judgment, order, ruling, interpretation, or assessment issued by any Governmental Body, including any of the foregoing applicable to health, safety and environmental matters;

“Liability to Taxation” includes:

(a)	the loss or non-availability of, reduction in the amount of, or setting off against profits or against a Taxation liability of, any Relief for whatever reason;

(b)	the cancellation of, loss of, non-availability of, reduction in the amount of, or setting off against any Taxation liability of, a right to repayment of Taxation; and

(c)	the setting off against profits or against a Taxation liability (in either case in respect of which but for such setting off the Group Company concerned would have had a liability to pay Taxation in respect of which a claim could have been made under this Agreement) of any Relief which is not available before Completion but arises in respect of a Transaction or Transactions occurring after Completion, and the amount of the Liability to Taxation shall in such cases be deemed to be equal to (i) (in the case of a repayment) the amount of the repayment which would otherwise have been obtained or (ii) (in the case of a Relief) the amount of Taxation which would have been saved by the Relief but for such loss, non-availability, reduction or set-off, assuming that there are sufficient profits against which to set off the Relief lost on the basis of Taxation payable at the average rate (weighted on a time basis) appropriate to the earliest period in respect of which Taxation becomes payable which would not have been payable if the said Relief had not been lost, reduced or set off or, as the case may be, had been available;

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“Malaysia Sale Shares” means all of the 77,000,000 ordinary shares of RM1.00 each in the capital of the Malaysia Company owned by the Malaysia Seller as represented by the share certificates no. 008 and 009 representing 100% of the issued and paid-up share capital of the Malaysia Company;

“Management Accounts” means the unaudited management accounts (which shall include the basis of carve-outs in relation to the Singapore Company and the Malaysia Company) relating to each Group Company (other than the Singapore Company) for the period commencing on the respective Accounts Dates to the respective Management Accounts Date;

“Management Accounts Date” means June 30, 2013;

“Payment Account Details” means, in relation to any payment to be made under or pursuant to this Agreement, the names, account numbers, sort codes, account locations and other details specified by the payee and necessary to effect payment (whether by cheque, banker’s draft, telegraphic or other electronic means of transfer) to the payee;

“Pre-Completion Activities” means collectively, the Restructuring, the Business Transfer, the Capital Reduction, the settlement of the Malaysia Loan and the declaration and payment of the Special Dividend;

“Property Inspection” shall have the meaning ascribed to such term as set out in Clause 4A.1(m);

“profits” includes income, profits or gains (including capital gains) of any description or from any source and references to profits earned, accrued or received include profits deemed to have been or treated as earned, accrued or received for Taxation purposes;

“Purchase Agreement” shall have the meaning ascribed to such term as set out in Clause 4A.1(l);

“Purchaser’s Group” means the Purchaser and its Related Corporations from time to time;

“Related Agreements” shall have the meaning ascribed to such term as set out in Clause 5.4(a);

“Related Corporations” means a company or other legal entity which: (a) is controlled by a Party to this Agreement; (b) controls a Party to this Agreement; or (c) is under common control with a Party to this Agreement. For the purpose of this definition, “control” means that more than fifty percent (50%) of the shares or ownership interest representing the voting right for the election of directors or persons performing similar functions for such a corporation, company or entity are owned or controlled, directly or indirectly, by the controlling entity. Such corporation, company or entity shall be deemed to be Related Corporations so long as such ownership or control exists;

“Relief” includes any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against profits or Taxation;

“Reporting Accountants” means Ernst & Young LLP or, if the Parties otherwise agree in writing, any one of KPMG LLP, Deloitte & Touche LLP or PricewaterhouseCoopers LLP;

“Representatives” means, in relation to a Party, its advisers, agents, directors, employees, officers or other representatives;

“Restructuring” has the meaning ascribed to it in Clause 4C.1;

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“RM” or “Ringgit Malaysia” means, the lawful currency for the time being of Malaysia;

“Royalty Payment Disagreement” means the disagreement between the Indonesia Company and the relevant Taxation Authority relating to the payment of royalty by the Indonesia Company to the Seller, and where the amount of such royalty is not reflected or accounted for as a receivable in the Completion Pro Forma or Completion Accounts;

“Secondment Agreement” shall have the meaning ascribed to such term as set out in Clause 5.4(a3);

“Seller’s Group” means the Seller and its Related Corporations from time to time;

“SG Leases” means (i) Lease No. IA/ 898297C in respect of Lot 16609M of Mukim 18, (ii) Lease No. I/35353C in respect of Lot 7966K of Mukim 18 and (iii) Lease No. I/42770M and Variation of Lease No. I/58728P in respect of Lot 13161M of Mukim 18;

“Singapore Sale Shares” means all the shares of the Singapore Company owned by the Singapore Seller representing 100% of the issued and paid-up share capital of the Singapore Company;

“Special Dividend” means the special dividend of not more than [***] (inclusive of all applicable withholding tax) to be declared by the Indonesia Company prior to Completion;

“Surviving Provisions” means Clauses 1, 8, 10.5(b), 10.5(c), 10.7, 10.10, 10.11, 10.12, 11 and 12;

“System License and Support Agreement” shall have the meaning ascribed to such term as set out in Clause 5.4(a2);

“Target Cash Balance” means [***], being the aggregate cash balances of the Group Companies based on the Completion Pro Forma;

“Target Net Assets” means [***], being the aggregate net asset value of the Group Companies based on the Completion Pro Forma;

“Tax Warranties” means the warranties set out in paragraph 8 of Schedule 3;

“Taxes” or “Taxation” means all forms of taxation whether of Singapore or elsewhere whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to the Singapore Company, Malaysia Company and/or the Indonesia Company, or any additional amounts imposed by any Governmental Body upon the Singapore Company, Malaysia Company and/or the Indonesia Company and includes:-

(a)	all local, municipal, governmental, state, federal taxation, past, present and deferred;

(b)	income tax (including net income and gross income);

(c)	corporate, GST, occupation, real and personal property, social security, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, occupation, premium or windfall profit taxes;

(e)	estate duty, stamp duty, customs and other import or export duties, or charges of any kind whatsoever;

(f)	estimated and other taxes; and

(g)	any interest, levies, penalties, charges and surcharges, fines, costs and additions to tax;

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“Taxation Authority” means the Inland Revenue, Customs and Excise and any other Governmental Body whether in Singapore or elsewhere competent to impose any Taxes;

“Title Warranties” means the warranties set out in Clauses 6.2, 6.2A and 6.2B and paragraphs 2.2, 2.3, 9.2, 10.2, 11.2.1, 11.3.1 and 11.4.1 of Schedule 3;

“Transaction” includes any transaction, circumstance, act, event or omission of whatever nature and includes, without limitation, any change in the residence of any person for the purposes of any Taxation and any change in accounting reference date;

“Transaction Documents” means this Agreement, the Related Agreements, the termsheets for the Related Agreements and any other agreement or document to be entered into pursuant to or in connection with this Agreement;

“United States Dollar” and “US$” means the lawful currency for the time being of the United States of America; and

“Warranties” means the warranties, representations, covenants and undertakings of the Seller set out in Clause 6 and the representations and warranties set out in Schedule 3 hereto and “Warranty” means any of them.

1.2	Interpretation

In this Agreement:-

1.2.1	the definition of terms herein shall apply equally to the singular and plural forms of the terms defined;

1.2.2	any pronoun shall include the corresponding masculine, feminine and neuter forms;

1.2.3	unless the context otherwise requires, any definition or reference to any instrument, statute or statutory provision shall be construed as referring to such instrument, statute or statutory provision as from time to time amended, supplemented, extended, consolidated or replaced and subject to any restrictions on such amendments, supplements, extensions, consolidations or replacements and any orders, regulations, instruments or other subordinate legislation made thereunder except to the extent that such amendment would otherwise create or increase any liability of any Party;

1.2.4	unless otherwise provided herein or the context otherwise requires, all references to Clauses and Schedules are to the Clauses of, and Schedules to, this Agreement;

1.2.5	the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

1.2.6	an expression importing a natural person shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any Governmental Body (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal Representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

1.2.7	dates and times are to Singapore time;

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1.2.8	the Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement and references to this Agreement include any Schedules to it;

1.2.9	the headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement;

1.2.10	any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day; and

1.2.11	the word “subsidiary” shall have the same meaning in this Agreement as its definition in the Companies Act, Chapter 50 of Singapore.

2.	[CLAUSE 2 IS INTENTIONALLY LEFT BLANK]

3.	SALE AND PURCHASE

Purchase and Sale of the Sale Shares

Subject to the terms and conditions of this Agreement, the Seller shall cause the Local Sellers to sell the Sale Shares and the Purchaser, relying on the several representations, warranties and undertakings by the Seller contained in this Agreement, shall purchase the Sale Shares for the Consideration specified in Clause 4.1. Subject to the terms and conditions of this Agreement, including, without limitation, the Purchaser’s obligations as set forth in Clause 5.6, title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion, together with all associated rights and benefits attaching or accruing to the Sale Shares on or after Completion.

4.	CONSIDERATION FOR THE SALE SHARES

4.1	Total Consideration

(a)	The consideration for the sale and purchase of the Singapore Sale Shares, for the sale and purchase of the Malaysia Sale Shares, and for the sale and purchase of the Indonesia Sale Shares in the aggregate shall be collectively referred to as the “Consideration” in this Agreement.

(b)	The Consideration for the Sale Shares shall (subject to any reduction as expressly provided in Clause 5A and Attachment A to Schedule 5) be US$96,500,000 (ninety six million and five hundred thousand United States Dollars), the breakdown of which is set out in Part 1 of Schedule 2 and the first instalment of which is to be paid by the Purchaser as set out in Part 2 of Schedule 2 at the Completion Date.

(c)

The Parties acknowledge and agree that the Purchaser shall pay the Consideration by instalments, in accordance with the time-table as set out in Part 2 of Schedule 2. Notwithstanding the foregoing, the Purchaser agrees and acknowledges that the Consideration is a debt due and owing as at the Completion Date, and in the event of a Material Breach by the Purchaser and provided that there is no Material Breach by the Seller, the Seller shall be entitled to revoke its agreement to receive the Consideration by instalments, in which event the entire balance of the Consideration which has not been paid by the Purchaser as at the date of such Material Breach by the Purchaser (the “Claim Amount”) shall, subject to any right of set-off under Clause 4.3, become immediately due and payable and the Purchaser shall pay, within 14 Business Days thereafter, the Claim Amount (as may be reduced pursuant to any exercise by the Purchaser of its rights of set-off

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under Clause 4.3) to the payee(s) designated by the Seller. In the event of a Material Breach by the Seller, (I) the payment of the Unpaid Instalment shall be postponed to the date on which the unpaid amount arising from such Material Breach by the Seller is fully settled and discharged, (II) there shall be no acceleration of the Claim Amount, (III) so long as any unpaid amount arising from such Material Breach by the Seller (as may be reduced pursuant to any exercise by the Seller of its rights of set-off under Clause 4.3) is not fully settled and discharged, no interest shall be chargeable on the Unpaid Instalment pursuant to Clause 4.5 and (IV) the Seller shall not call on or otherwise exercise any rights under or in connection with the Banker’s Guarantee. For the purposes of this Clause 4.1(c), “Material Breach by the Purchaser” means the non-payment for any reason by the Purchaser of an instalment payment (“Unpaid Instalment”) within 30 Business Days from the relevant date stipulated in the time-table as set out in Part 2 of Schedule 2, and “Material Breach by the Seller” means the non-payment for any reason by the Seller or its Related Corporations within 30 Business Days from the notice by the Purchaser for any payment under the Purchase Agreement, regardless of whether or not the Purchaser has elected to terminate the Agreement.

4.2	Payment

The Consideration shall be satisfied by the Purchaser by the payment of the Consideration in accordance with Clause 5.5.

4.3	No Set-off Except In Certain Circumstances

Save as expressly provided in this Agreement, all payments to any payee under this Agreement shall not be subject to any right of set-off and shall be free from any deduction or Taxes that may otherwise be required under the laws of Singapore or any other country including, without limitation, any deduction of withholding Taxes, bank charges, claims and other costs and expenses PROVIDED ALWAYS THAT:

(a)	the Purchaser may exercise set-off rights with respect to any unpaid part of the payments due from the Seller or its Related Corporations to the Purchaser under the Purchase Agreement against any payments due by the Purchaser to the Seller under this Agreement;

(b)	the Seller may exercise set-off rights with respect to any unpaid part of the payments due from the Purchaser to the Seller under this Agreement against any payments due by the Seller or its Related Corporations to the Purchaser under the Purchase Agreement; and

(c)	subject to and without prejudice to Clauses 4.3(a) and 4.3(b), either Party may exercise set-off rights against any payments due to it and/or its Related Corporations from the other Party under this Agreement, the Purchase Agreement or any Related Agreement with respect to any payments due by it to the other Party and/or its Related Corporations arising from any breach of the warranties and/or of the covenants, undertakings or the discharge of the indemnities given by it under this Agreement, or the Purchase Agreement or any Related Agreement provided that the set-off amount must be agreed between the Parties (and/or where applicable, their Related Corporations) or determined in a final and non-appealable arbitration award pursuant to Clause 12.2 or the corresponding dispute resolution provisions under the Purchase Agreement or Related Agreement, as the case may be.

4.4	No Deductions for Tax

(a)

Subject to Clause 4.4(b), the Consideration, all sums payable by a Party to the other Party pursuant to this Agreement or any matters under this Agreement shall exclude any applicable Taxes which may from time to time be imposed or charged by any Governmental Body on or calculated by

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reference to the amount of the Consideration and/or other sums due from one Party to the other Party under this Agreement or any matters under this Agreement, or any part thereof.

(b)	All and any withholding Tax arising in relation to the sale of the Indonesia Sale Shares shall be borne solely by the Seller.

4.5	Late Payment

Any payment required in this Agreement that is to be made or paid by the Purchaser or the Seller, as the case may be, after fourteen (14) Business Days from the date such payment is due, shall bear interest, compounded monthly, at a rate of ten per cent (10%) per annum.

4A.	CONDITIONS

4A.1	Conditions Precedent

The Agreement to sell and purchase the Sale Shares contained in Clause 3 is conditional upon satisfaction of the following conditions, or their satisfaction subject only to Completion:

(a)	the completion of the Restructuring which shall include the transfer of a sufficient number of employees to enable the Singapore Business to carry on in the ordinary and usual course as is presently carried on as at the date of this Agreement;

(b)	the completion of the transfer of the metal parts business in the Malaysia Company, where lead frame for semiconductors are manufactured (“Retained Business”), to an affiliate of the Seller (“Business Transfer”);

(c)	the acceptance of approval from Minister of Law and Human Rights of the Republic of Indonesia (the “MOLHR”) on the completion of the capital reduction exercise by the Indonesia Company (“Capital Reduction”);

(d)	the full and final settlement of the debt owing by the Malaysia Company to Panasonic Finance Centre (Malaysia) Sdn. Bhd. (“Malaysia Loan”);

(e)	with regard to the contracts as specified in Schedule 9 (collectively, the “Key Contracts”), written confirmation in a form and on terms (if any) reasonably satisfactory to the Purchaser by the counterparties thereto, of the waiver of such restrictions or prohibition in relation to any such change arising from the transactions under this Agreement or of any such right to terminate. For the avoidance of doubt, the Seller shall not be required to obtain rights more favourable to the Purchaser than as enjoyed by the Seller, or to reduce the obligations that the Seller bears, pursuant to the Key Contracts;

(f)	all:

(i)	Warranties; and

(ii)	warranties by the Purchaser under this Agreement,

being complied with, true, accurate and correct in all material respects as at the date of this Agreement as well as at Completion;

(g)	there being no material breach by:

(i)	the Seller; or

(ii)	the Purchaser,

of any of its undertakings or obligations in this Agreement;

(h)

the licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals from appropriate Governmental Bodies, excluding those that only need to be applied and obtained after the Completion, necessary for or in respect of the proposed acquisition of the Sale Shares by the Purchaser having been obtained from such Governmental

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Bodies on terms reasonably satisfactory to the Seller and the Purchaser and such licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals remaining in full force and effect;

(i)	there being no occurrence of an event (other than an event constituting or giving rise to a material breach of any of the Warranties or the Purchaser’s warranties, as the case may be) which has or will have a material adverse effect on the turnover, profitability, financial or trading position or prospects of:

(i)	the Seller and the Group Companies; or

(ii)	the Purchaser,

and if such event occurs, the Seller or the Purchaser, as applicable, shall promptly notify the other Party in writing and provide such details as well as information it may have of such event;

(j)	the provision of (i) the list of Transferred Assets (other than the Transferred Assets set out in the Initial List) (“Additional List”), all documents listed in the Initial List and the Additional List as well as any other documents made available in the data room which the Parties agree in writing shall be added to the Additional List (collectively, the “Additional Documents”) and (ii) all outstanding documents listed in the Q&A list attached to this Agreement as Schedule 12 to the Purchaser (“Outstanding DD Documents”) and completion of due diligence review of the Additional Documents and Outstanding DD Documents by the Purchaser in respect of the Group Companies, and the results of such due diligence review being reasonably satisfactory to the Purchaser and that the Purchaser shall inform the Seller of any dissatisfaction arising from and in relation to the due diligence investigations by the Purchaser in writing as soon as practicable, in which event the Parties shall for a period not exceeding 30 days discuss in good faith to try and resolve such dissatisfaction;

(k)	no strike or other labour disruption occurring at or in relation to the Indonesia Company that disrupts the business or operations of the Indonesia Company in the ordinary course;

(l)	finalisation of the purchase agreement based on the terms of the termsheet set out in Part 1 of Schedule 8 for execution on Completion between the Seller (its Related Corporation and/or PIDSCA) and the Purchaser and/or its Related Corporation (the “Purchase Agreement”); and

(m)	completion of a physical inspection and survey of the Properties and the buildings and structures (but excluding access to any part of the Properties which is reasonably regarded by the Seller as commercially sensitive and which the Seller restricts access to only specified persons within the Seller’s Group) together with the plant, machinery and equipment thereon or thereat (“Property Inspection”) by the Purchaser and its professional advisers and the results of the Property Inspection being reasonably satisfactory to the Purchaser and that the Purchaser shall inform the Seller of any dissatisfaction arising from and in relation to the Property Inspection by the Purchaser in writing as soon as practicable in which event the Parties shall for a period not exceeding 30 days discuss in good faith to try and resolve such dissatisfaction, provided that the Parties shall cooperate with each other to conduct and complete the Property Inspection prior to Completion and shall not unreasonably delay or withhold any such Property Inspection.

For the purposes of this Clause 4A.1 only, the expression “Governmental Bodies” shall exclude the Competition Commission of Singapore and any other relevant competition authorities in any jurisdiction in which the Purchaser and its Related Corporations carry on business or have assets or customers.

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4A.2	Responsibility for Satisfaction

(a)	The Seller shall use its best endeavours to ensure the satisfaction of the conditions set out in Clauses 4A.1(a), 4A.1(b), 4A.1(c), 4A.1(d), 4A.1(e), 4A.1(f)(i), 4A.1(g)(i), 4A.1(h), 4A.1(i)(i), 4A.1(j) (in relation to the provision of the Additional List, the Additional Documents and the Outstanding DD Documents) and 4A.1(l) and shall bear all costs and expenses to be incurred in relation to the same. The Purchaser shall use its best endeavours to ensure the satisfaction of the conditions set out in Clauses 4A.1(f)(ii), 4A.1(g)(ii), 4A.1(h), 4A.1(i)(ii) and 4A.1(l) and shall bear all costs and expenses to be incurred in relation to the same.

(b)	Without prejudice to Clause 4A.2(a), the Seller and the Purchaser agree that all requests and enquiries from any Governmental Body as well as any negotiations with unions and/or union leaders which relate to the satisfaction of the conditions set out in Clause 4A.1(h) and Clause 4A.1(k) respectively, shall be dealt with by the Seller and the Purchaser in consultation with each other and the Seller and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by such Governmental Body, unions and/or union leaders upon being requested to do so by the other.

4A.3	Non-Satisfaction/Waiver

(a)	The Seller shall give notice to the Purchaser, and provide such information and documents as may be reasonably requested by the Purchaser, of the satisfaction of the relevant conditions set out in Clauses 4A.1(a), 4A.1(b), 4A.1(c), 4A.1(d), 4A.1(e), 4A.1(f)(i), 4A.1(g)(i), 4A.1(h), 4A.1(i)(i), 4A.1(j) (in relation to the provision of the Additional List, Additional Documents and the Outstanding DD Documents) within 10 Business Days of becoming aware of the same.

(b)	The Purchaser may at any time waive in whole or in part and conditionally or unconditionally any or all the conditions set out in Clauses 4A.1(a), 4A.1(b), 4A.1(c), 4A.1(d), 4A.1(e), 4A.1(f)(i), 4A.1(g)(i), 4A.1(i)(i), 4A.1(j), 4A.1(k) and 4A.1(m) by notice in writing to the Seller.

(c)	The Seller may at any time waive in whole or in part and conditionally or unconditionally any or all the conditions set out in Clauses 4A.1(f)(ii), 4A.1(g)(ii) and 4A.1(i)(ii) by notice in writing to the Purchaser.

(d)	In the event the Purchaser or the Seller waives any of the relevant conditions pursuant to Clause 4A.3(b) or 4A.3(c), as the case may be, the Purchaser or the Seller shall be entitled to effect Completion so far as practicable but without prejudice to its right to bring a claim arising from breach of any obligations contained in Clause 4A.2.

(e)	If the relevant conditions in Clause 4A.1 are not satisfied due to the reasons attributable to the Seller or the Purchaser, as applicable, or not waived on or before the Completion Date by a Party pursuant to Clause 4A.3(b) or Clause 4A.3(c), the Purchaser or the Seller, as applicable, may, after discussions in good faith with the other Party and provided that no resolution is achieved in such discussion within a period not exceeding 30 days from the commencement of such discussions, terminate this Agreement (other than the Surviving Provisions which shall survive termination) and neither the Seller nor the Purchaser shall have any claim against the other under it, save for any claim arising from breach of any obligations contained in Clause 4A.2.

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4B.	PRE-COMPLETION

4B.1	The Seller’s Obligations in Relation to the Conduct of Business

The Seller undertakes to procure and ensure that, between the date of this Agreement and Completion, each Group Company:

(a)	shall carry on its business as a going concern in the ordinary and usual course as carried on prior to the date of this Agreement and in this regard, upon Completion, shall have sufficient working capital to carry on its business as a going concern in the ordinary and usual course following Completion to the same extent as carried on as at the date of this Agreement, save in so far as agreed in writing by the Purchaser (such consent not to be unreasonably withheld or delayed);

(b)	shall and shall procure and ensure that the relevant members of the Seller’s Group shall maintain in force all existing insurance policies for the benefit of the Group Companies;

(c)	shall and shall procure and ensure that the relevant members of the Seller’s Group shall make all insurance claims in relation to the Group Companies (i) promptly and (ii) in accordance with the requirements of the relevant policy;

(d)	without prejudice to the generality of Clause 4B.1(a), shall not, except as may be required to give effect to and to comply with this Agreement, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

(d1)	other than the capital expenditure by (i) the Singapore Company of not more than US$571,000 (five hundred and seventy-one thousand United States Dollars), (ii) the Malaysia Company of not more than US$221,000 (two hundred and twenty-one thousand United States Dollars) and (iii) the Indonesia Company of not more than US$304,000 (three hundred and four thousand United States Dollars), enter into, or exercise an option in relation to, any agreement or incur any commitment involving any capital expenditure in excess of (i) US$100,000 (one hundred thousand United States Dollars) per item and (ii) US$1,000,000 (one million United States Dollars) in aggregate, in each case exclusive of GST;

(d2)	enter into, or exercise an option in relation to, or amend, any agreement or incur any commitment which is not capable of being terminated without compensation at any time with three months’ notice or less or which is not in the ordinary and usual course of business or which involves or may involve total annual expenditure in excess of US$2,500,000 (two million and five hundred thousand United States Dollars), exclusive of GST;

(d3)	acquire or dispose of, or agree to acquire or dispose of, any material asset or material stock, or enter into or amend any agreement or incur any commitment to do so, in each case involving consideration, expenditure or liabilities in excess of US$1,500,000 (one million and five hundred thousand United States Dollars), exclusive of GST, other than the acquisition of the Transferred Assets by the Singapore Company pursuant to the Restructuring and the disposal of the Retained Business pursuant to the Business Transfer;

(d4)	acquire or agree to acquire any shares or other interests in any company, limited liability partnership, partnership, business trust or other venture;

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(d5)	incur any additional borrowings or incur any other indebtedness in excess of US$2,000,000 (two million United States Dollars) in aggregate and otherwise than in the ordinary and usual course of business;

(d6)	other than the Singapore Company for the purposes of incorporation and completion of Restructuring and any shares issued by the Singapore Company in relation to the Restructuring, all of which shall constitute part of the Singapore Sale Shares, create, allot or issue any share capital or loan capital of any Group Company or any option to subscribe for the same;

(d7)	repay, redeem or repurchase any share capital or loan capital of any Group Company other than the Capital Reduction;

(d8)	declare, make or pay any dividend or other distribution to shareholders other than the Special Dividend;

(d9)	delay making payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with the credit period authorised by the relevant creditors (or (if different) the period extended by creditors in which to make payment);

(d10)	amend, to any material extent, any of the terms (save as to pricing) on which goods, facilities or services are supplied except where required to do so in order to comply with any applicable legal or regulatory requirement;

(d11)	in relation to any Property:

(I)	apply for any planning permission or, save as required by law, implement any planning permission already obtained but not implemented;

(II)	carry out any material structural alteration or addition to, or materially effect any change of use of, such Property;

(III)	terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or licence which is material in the context of the relevant Group Company;

(IV)	agree any new rent or fee payable under any lease, tenancy or licence which is material in the context of the relevant Group Company;

(V)	enter into (other than the Singapore Company for the purpose of effecting the transfer of Property under the Restructuring) or vary any agreement, lease, tenancy, licence or other commitment which is material in the context of the relevant Group Company; or

(VI)	sell, convey, transfer, assign or charge any Property or grant any rights or easements over any Property or enter into any covenants or other Encumbrance affecting any Property or agree to do any of the foregoing;

(d12)	save as required by law:

(I)	make any amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any employee (other than minor salary increases in the ordinary and usual course of business which the Seller shall notify to the Purchaser in writing as soon as reasonably possible);

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(II)	provide or agree to provide any gratuitous payment or benefit to any such person or any of his dependants;

(III)	dismiss any employee (except due to breach of employment contract); or

(IV)	engage or appoint any additional employee other than for the purpose of replacement of employee which is necessary for the continued operations of the Group Company which the Seller shall notify to the Purchaser in writing as soon as reasonably possible;

(d13)	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its assets or undertaking in any such case other than in the ordinary course of business and consistent with past practice;

(d14)	settle an insurance claim or shall procure and ensure that the relevant Group Company shall not settle any insurance claim in excess of US$100,000 (one hundred thousand United States Dollars);

(d15)	save for changes required by applicable law to implement the Restructuring or the Capital Reduction (as the case may be), make any change to its accounting practices or policies or amend its memorandum or articles of association or other constitutive document; or

(d16)	enter into any agreement, transaction, arrangement with any member of the Seller’s Group, other than in relation to the Restructuring, the Business Transfer, the Special Dividend or the full and final settlement of the Malaysia Loan, all of which shall be completed and fully performed without any residual liability on any of the Group Companies with effect from Completion.

4B.2	Other Seller’s Obligations Prior to Completion

Without prejudice to the generality of the foregoing provisions of Clause 4B.1, the Seller undertakes to the Purchaser that it shall keep the Purchaser informed and duly updated of the status and progress of the Pre-Completion Activities and shall procure that there is made available to the Purchaser, subject to Clause 8, all information in relation to the Pre-Completion Activities as may be reasonably requested for by the Purchaser.

4C.	RESTRUCTURING

4C.1	The Seller hereby undertakes to effect the transfer free from all Encumbrances of the manufacturing function of the Singapore semi-conductor business (the “Singapore Business”) from Panasonic Industrial Devices SemiConductor Asia (“PIDSCA”) to the Singapore Company (which must be GST-registered) as a going-concern on or before Completion (the “Restructuring”). The assets (including a list of employees expected to be transferred) to be transferred in the Restructuring, as agreed by the Parties, are set out in the list in Schedule 6 (“Initial List”) and the Additional List to be provided pursuant to Clause 4A.1(j) (collectively, the “Transferred Assets”). The Seller further undertakes to procure and ensure that title to and all benefits of the Transferred Assets are properly transferred and vested in the Singapore Company on or before Completion.

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4C.2	The Seller acknowledges and agrees that the Singapore Company shall not assume or have any liability in respect of the Singapore Business which is not listed in the Initial List or the Additional List and hence not specifically assumed by the Singapore Company. For the avoidance of doubt, the Singapore Company shall not assume or have any liability in relation to the [***] Licence (defined below), the [***] Licence (defined below) and/or the [***] Licence (defined below).

4C.3	All costs and expenses to be incurred in relation to or in connection with the Restructuring (including without limitation any fees payable to HDB in relation to or in connection with (i) the assignment or transfer of the SG Leases and/or (ii) acquisition of the Singapore Sale Shares by the Purchaser from the Singapore Seller (collectively, the “HDB Fees”)) shall be borne by the Seller, provided that the Parties agree to (x) co-operate and work with each other to minimize the amount of HDB Fees to be incurred and charged by HDB and (y) discuss in good faith the allocation of the HDB Fees. If and to the extent the Purchaser, as a result of such good-faith discussion, agrees to do so in writing, the Purchaser shall bear the portion of HDB Fees (if any) which the Purchaser has agreed shall be allocated to the Purchaser, otherwise the HDB Fees shall be borne solely by the Seller.

5.	COMPLETION

5.1	Venue

Subject to Clause 4A, Completion shall be on the Completion Date and take place in Singapore at the offices of Rodyk & Davidson LLP at 80 Raffles Place #33-00 UOB Plaza 1, Singapore 048624 and/or at such other place(s) as the Seller and the Purchaser may agree in writing.

5.2	Seller’s Delivery of Documents

The Seller shall:

(a)	deliver or make available evidence of due fulfilment of the relevant conditions set out in Clause 4A;

(b)	deliver a forecast balance sheet as of May 31, 2014 prepared on 15 May 2014 which is prepared on a basis consistent with the accounting principles and practices adopted in the Audited Accounts and showing, inter alia, the aggregate net asset value and the aggregate cash balances of the Group Companies (“Updated Balance Sheet”);

(c)	in the event:

(c1)	the aggregate net asset value of the Group Companies is less than [***]; and/or

(c2)	the aggregate cash balances of the Group Companies is less than [***],

deliver on-line print-outs of the relevant Group Companies’ bank accounts which show the actual bank balances as at Completion Date (with original bank statements to following within eight Business Days) and the cash top-up (if any) by the Seller to the relevant Group Companies to make up any shortfall; and

(d)	cause the Local Sellers to deliver the relevant documents as set forth in Clauses 5.2A through 5.2C.

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5.2A	Singapore Seller’s Delivery of Documents

On the Completion Date the Seller shall procure and ensure that the Singapore Seller shall deliver to the Purchaser all of the following:-

(a)	the share certificates in respect of the Singapore Sale Shares, together with duly executed share transfers in respect of the Singapore Sale Shares in conformity with the Singapore Company’s articles of association in favour of the Purchaser;

(b)	a working sheet in the form prescribed by the Stamp Duty Branch of the Inland Revenue signed by a director or secretary of the Singapore Company computing the net asset value per share of the Singapore Company;

(c)	certified true copies of the resolutions in terms reasonably approved by the Purchaser duly passed by the board of directors of the Singapore Company approving and effecting and accepting the following:-

(c1)	the transfer of the Singapore Sale Shares to the Purchaser;

(c2)	the cancellation of the existing share certificates for the Singapore Sale Shares and the authorisation of the issue, sealing and delivery of new share certificate(s) for the Singapore Sale Shares to the Purchaser;

(c3)	entry into the register of members of the Singapore Company the name of the Purchaser as the holder of the Singapore Sale Shares and the making of such other entries into other corporate records of the Singapore Company as may be necessary; and

(c4)	the resignation of the directors of the Singapore Company required under Clause 5.2A(e) and appointing as directors of the Singapore Company the person(s) nominated by the Purchaser as notified to the Singapore Seller in writing, with effect from the Completion Date;

(d)	all the statutory and minute books of the Singapore Company (written up to date) (if any), its books of account and other documents and records and all cheque books and bank mandates; and

(e)	a letter duly signed by each of the persons listed in paragraph (h) of Schedule 1A tendering his/its resignation as directors of the Singapore Company and/or all offices or places of profit under the Singapore Company, to be effective on the respective appointments of the directors nominated by the Purchaser and all documents necessary to effect the aforesaid resignations duly completed and executed.

5.2B	Malaysia Seller’s Delivery of Documents

On the Completion Date the Seller shall procure and ensure that the Malaysia Seller shall deliver to the Purchaser all of the following:-

(a)	the original share certificates in respect of the Malaysia Sale Shares together with the share transfer form (Form 32A – form of transfer of securities) duly executed by the Malaysia Seller in respect of the Malaysia Sale Shares in conformity with Malaysian law and the Malaysia Company’s Articles of Association in favour of the Purchaser and the latest audited accounts of the Malaysia Company;

(b)	certified true copies of the resolutions in terms reasonably approved by the Purchaser duly passed by the board of directors of the Malaysia Company approving and effecting and accepting the following:-

(b1)	the transfer of the Malaysia Sale Shares to the Purchaser;

(b2)	the cancellation of the existing share certificates for the Malaysia Sale Shares and the authorisation to issue, affix the common seal on the new share certificates and deliver the new share certificates for the Malaysia Sale Shares to the Purchaser;

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(b3)	entry into the register of members of the Malaysia Company the name of the Purchaser as the holder(s) of the Malaysia Sale Shares and the making of such other entries into other corporate records of the Malaysia Company as may be necessary;

(b4)	the resignation of the directors, company secretary and auditors of the Malaysia Company required under Clause 5.2B(d) and appointing as its directors, company secretary and auditors of the Malaysia Company the person(s) nominated by the Purchaser as notified to the Malaysia Seller in writing no less than five (5) Business Days prior to the Completion Date, with effect from the Completion Date. For the avoidance of doubt, the appointment of persons nominated by the Purchaser as the directors, company secretary and auditors of the Malaysia Company is subject to the Purchaser delivering (i) the Forms 48A (statutory declaration by a person before appointment as director, or by a promoter before incorporation of corporation) duly executed by each person to be appointed as a director of the Malaysia Company; and (ii) the Form 48F (declaration by a person before appointment as secretary) duly executed by the person to be appointed as the company secretary of the Malaysia Company; and

(b5)	the revocation of all existing bank mandates for the Malaysia Company’s bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts with effect from the Completion Date;

(c)	all the statutory and minute books of the Malaysia Company (written up to date) (if any), its books of account and other documents and records and all cheque books and bank mandates;

(d)	a letter duly signed by each of the persons listed in paragraphs (h), (i), and (j) of Schedule 1B tendering his/its resignation as directors, company secretary and/or auditors of the Malaysia Company and/or all offices or places of profit under the Malaysia Company, to be effective on the date of the respective appointments of the directors, company secretary and auditors nominated by the Purchaser and all documents necessary to effect the aforesaid resignations duly completed and executed; and

(e)	duly executed deeds of termination in relation to:

(e1)	Technical Assistance and Intellectual Property Rights Licence Agreement dated 1 April 2013 between Panasonic Industrial Devices Discrete Semiconductor Co., Ltd (“PIDDSC”) and the Malaysia Company in relation to the licensing of certain technical assistance and/or certain intellectual property rights with the license thereof from PIDDSC to the Malaysia Company for manufacturing certain semiconductors in Malaysia;

(e2)	Technical Assistance and Intellectual Property Rights Licence Agreement dated 1 April 2013 between PIDDSC and the Malaysia Company in relation to the licensing of certain technical assistance and/or certain intellectual property rights with the license thereof from PIDDSC to the Malaysia Company for manufacturing certain metal components, hermetic sealing components and new type electronic components in Malaysia; and

(e3)	Trademark Licence Agreement dated 1 April 2013 between Panasonic Corporation and the Malaysia Company,

(collectively, the “Malaysia IP Agreements”) in each case in a form reasonably satisfactory to the Purchaser and containing, inter alia, an irrevocable and unconditional waiver of any losses, costs, damages, claims,

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demands, actions, proceedings, liabilities and expenses whatsoever arising from or connection with the Malaysia IP Agreements, save that the unpaid part of the payments under the Malaysia IP Agreements due from the Malaysia Company prior to the termination of the Malaysia IP Agreements of not more than US$700,000 (seven hundred thousand United States Dollars) shall not be waived and shall, if not satisfied and discharged in full by the Malaysia Company from its cash balances prior to Completion be reflected and accounted for as a liability in the Completion Accounts.

5.2C	Indonesia Sellers’ Delivery of Documents

On the Completion Date the Seller shall procure and ensure that the Indonesia Sellers shall deliver to the Purchaser all of the following:-

(a)	the original share certificate(s) in respect of the Indonesia Sale Shares and the new certificates of Sale Shares (in the name of the Purchaser and/or its nominee (as the Purchaser may direct) and the updated Register of Shareholders (Daftar Pemegang Saham) (reflecting the Purchaser as the shareholders);

(b)	the transfer deed (in a form and substance reasonably satisfactory to the Purchaser and Indonesia Sellers), to be signed by the Indonesia Sellers and the Purchaser and/or its nominee (as the Purchaser may direct);

(c)	all the statutory and minute books of the Indonesia Company (written up to date) (if any), its books of account and other documents and records and all cheque books and bank mandates;

(d)	the shareholders’ resolution (initial and final shareholders’ resolutions) in a form reasonably satisfactory to the Purchaser approving, inter alia, (i) the transfer of the Indonesia Sale Shares to the Purchaser and/or its nominee (as the Purchaser may direct); (ii) the cancellation of the existing share certificates for the Indonesia Sale Shares and the authorisation of the issue, sealing and delivery of new share certificates for the Indonesia Sale Shares to the Purchaser and/or its nominee (as the Purchaser may direct), (iii) entry into the Register of Shareholders (Daftar Pemegang Saham) the name of the Purchaser and/or its nominee (as the Purchaser may direct) as the holder(s) of the Indonesia Sale Shares and the making of such other entries into other corporate records of the Indonesia Company as may be necessary; (iv) the resignation of the commissioners and directors of the Indonesia Company and appointing as its commissioners and directors of the Indonesia Company the person(s) nominated by the Purchaser as notified to the Indonesia Sellers in writing, with effect from the Completion Date and (v) the amendment of any and/or all provisions of the Articles of Association of the Indonesia Company; (vi) the revocation of all existing bank mandates for the Indonesia Company’s bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts with effect from the Completion Date; and (vii) such other acts as may be necessary, relevant or contemplated herein to give effect to the Completion;

(e)	a letter duly signed by each of the persons listed in paragraphs (h) and (i), of Schedule 1C tendering his/its resignation as directors and commissioners, of the Indonesia Company and/or all offices or places of profit under the Indonesia Company, to be effective on the respective appointments of the directors and commissioners nominated by the Purchaser and all documents necessary to effect the aforesaid resignations duly completed and executed; and

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(f)	the following documents related to Indonesia Company:-

(f1)	a copy of the BKPM approval for the transfer of the Indonesia Sale Shares to the Purchaser and/or its nominee (as the Purchaser may direct); and

(f2)	certified copies of the announcements, in accordance with Article 127 of the Indonesia Company Law, in relation to the proposed acquisition of the Indonesia Company by way of transfer of the Indonesia Sale Shares as contemplated in this Agreement.

5.3	Purchaser’s Delivery of Documents

No later than 30 days from the Completion Date, the Purchaser shall deliver to the Indonesia Seller the copy of approvals and the receipt of notifications of the MOLHR, and the relevant registrations at the company registry maintained by the MOLHR, with respect to the change of ownership of the Indonesia Sale Shares and amendments to the Indonesia Company’s articles of association as a result thereof. In this respect, the Purchaser and the Seller shall procure and ensure that the Indonesia Sellers shall cooperate in good faith with the aim to obtain the approvals and the receipt of notifications of MOLHR approval no later than 30 days from the Completion Date.

5.4	Related Agreements

(a)	It is the intention of the Seller and the Purchaser to agree upon the following agreements on or prior to the Completion:-

(a1)	Technical Assistance and IP License Agreement: The Technical Assistance and IP License Agreement shall be executed between the Seller (or its Related Corporation) and the Purchaser (or its Related Corporation). The current working draft is set out in Part 2 of Schedule 8 (the “IP License Agreement”). For the avoidance of doubt, the draft termsheet set out in Part 2 of Schedule 8 is non-binding and still subject to good faith negotiation and agreement between the Parties;

(a2)	System License and Support Agreement: The System License and Support Agreement shall be executed between the Seller (or its Related Corporation) and the Purchaser (or its Related Corporation). The current working draft is set out in Part 3 of Schedule 8 Terms (the “System License and Support Agreement”). For the avoidance of doubt, the draft termsheet set out in Part 3 of Schedule 8 is non-binding and still subject to good faith negotiation and agreement between the Parties; and

(a3)	Secondment Agreement: The Secondment Agreement shall be executed between the Seller (or its Related Corporation) and the Purchaser (or its Related Corporations) based on terms of the termsheet set out in Part 4 of Schedule 8 (the “Secondment Agreement”),

(collectively, the “Related Agreements”).

(b)	In this regard, the Seller and the Purchaser agree that:

(b1)	the underlined terms in the termsheet set out in Part 4 of Schedule 8 shall be reflected in substantially the same form without change in the final Secondment Agreement;

(b2)

they shall work together and discuss in good faith to negotiate and agree on the Related Agreements by Completion and in the event the Related Agreements are not in agreed form for execution on the Completion Date, Completion shall, subject to the satisfaction of all the conditions precedent in Clause 4A, still proceed on the Completion Date and Parties will continue to work in good faith to

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negotiate and finalise the form of the Related Agreements for execution as soon as reasonably practicable and (in any event, no later than 12 weeks following the Completion Date) and in the interim, shall work together in good faith to (i) administer and carry on the business relationship between the Seller and/or its Related Corporations and the Purchaser based on the termsheets in Schedule 8, as agreed and modified by the Parties as at the latest state and (ii) enable the Purchaser and/or its Related Corporations to have the necessary intellectual property rights to discharge its obligations under the Purchase Agreement.

(c)	The aggregate consideration for the services and licenses to be provided pursuant to the Related Agreements is US$20,000,000 (twenty million United States Dollars) as allocated in and to be paid in accordance with the Related Agreements.

5.5	Method of Payment

The Purchaser shall at the Completion deliver payment of the first instalment of the Consideration in accordance with Part 2 of Schedule 2. Wherever in this Agreement provision is made for the payment by one Party to the other, such payment shall be made in United States Dollars to the account specified in the Payment Account Details of the Party entitled to the payment by way of telegraphic transfer on or before the due date for payment. The Seller acknowledges and agrees that payment of such sum in accordance with the terms of this Agreement shall be a good discharge by the Purchaser of its obligation to make such payment.

For the sake of clarification, the first instalment in total shall be in the amount of US$6,500,000 (six million and five hundred thousand United States Dollars) to be paid on the Completion Date; the second instalment in total shall be in the amount of [***] (subject to any reduction as expressly provided in Clause 5A and Attachment A to Schedule 5) (“Second Instalment”) to be paid on March 15, 2015 (“Second Instalment Date”). The Purchaser shall pay the aggregated amount of [***] on March 15 of 2016, 2017, 2018 and 2019, respectively, pursuant to the payment details as described in Part 2 of Schedule 2.

5.6	Security

(a)	The Purchaser shall provide the banker’s guarantee to be issued by Sumitomo Mitsui Banking Corporation (“SMBC”) in the form substantially as set out in Schedule 4 (“Banker’s Guarantee”) to the Seller on the Completion Date. In the event the Banker’s Guarantee is terminated solely because it is unlawful in any jurisdiction for SMBC to fund or maintain the Banker’s Guarantee, the Purchaser shall use its best efforts to procure a replacement banker’s guarantee on similar terms as the Banker’s Guarantee.

(b)	In the event the Seller calls on, and is paid pursuant to, the Banker’s Guarantee, the Purchaser shall be discharged and relieved of its payment obligations in respect of the part of the Consideration which is so paid to the Seller pursuant to the Banker’s Guarantee and the Seller shall not look to or pursue any claims against the Purchaser for such payment.

5.7	Mutuality of Performance

Neither the Purchaser nor the Seller shall be obliged to perform any of its obligations under Clauses 5.2, 5.3 and 5.5 unless the other Party performs its obligations under such Clauses.

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5.8	Failure to Complete

Without prejudice to any other remedies available, if in any respect the provisions of Clause 5 are not complied with by the Seller or the Purchaser on the Completion, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled to:

(a)	defer the Completion to a date not later than the date separately agreed by the Parties hereto;

(b)	effect the Completion so far as practicable but without prejudice to the non-defaulting Party’s rights and remedies (whether under this Agreement generally or under this clause) to the extent that the defaulting Party shall not have complied with its obligations hereunder; or

(c)	after discussions in good faith and if no resolution is reached within 12 weeks from Completion Date, terminate this Agreement (other than the Surviving Provisions which shall survive termination) without liability on the part of the non-defaulting Party.

5A.	POST-COMPLETION AUDIT

5A.1	Completion Pro Forma

The Attachment A to Schedule 5 sets out a completion pro forma as at May 31, 2014 (“Completion Pro Forma”) showing the computation of the Target Net Assets. The Completion Pro Forma is based on the forecast balance sheet as of May 31, 2014 prepared on 29 January 2014 which is prepared on a basis consistent with the accounting principles and practices adopted in the Audited Accounts and containing adjustment items as set out in the Attachment A to Schedule 5.

5A.2	The Completion Accounts

(a)	The Seller shall procure that as soon as practicable following Completion there shall be drawn up completion accounts of the Group Companies in respect of the period from the Accounts Date to Completion (the “Completion Accounts”) which sets out the Completion Net Assets of each of the Group Companies, using the same format as set out in the Completion Pro Forma and in the manner described in Schedule 5, and that the same are reviewed by the Seller’s auditors. The Completion Accounts shall be prepared on such a basis as would enable the Purchaser’s auditors, if so requested, to give an unqualified audit report thereon as to the effect that it had been drawn up in accordance with that Schedule. The Completion Accounts shall be delivered to the Purchaser by the Seller as soon as is practicable following Completion and, in any event, not later than 90 days after Completion. Prior to such delivery, the Seller shall so far as is practicable consult with the Purchaser with a view to reducing the potential areas of future disagreement.

(b)	In order to enable the Seller to prepare and the Seller’s auditors to review the Completion Accounts, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available to the Seller’s representatives and to the Seller’s auditors the books and records relating to the businesses of the Group Companies during normal office hours and co-operate with them with regard to the preparation and review of the Completion Accounts. The Purchaser agrees, in so far as it is reasonable to do so, to make available the services of the employees of the Group Companies to assist the Seller’s in the performance of their duties under this Agreement.

(c)

If the Purchaser does not within 60 days of presentation to it of the Completion Accounts give notice to the Seller that it disagrees with the Completion Accounts or any item thereof, such notice stating the reasons for the disagreement in reasonable detail (the “Purchaser’s Disagreement Notice”), the Completion Accounts shall be final and binding on the Purchaser and the Seller for all purposes. If the Purchaser gives a valid Purchaser’s Disagreement Notice within such 60 days, the Purchaser and the

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Seller shall attempt in good faith to reach an agreement in respect thereof and, if they are unable to do so within 21 days of such notification, either the Purchaser or the Seller may by notice to the other Party require that the Completion Accounts be referred to the Reporting Accountants (an “Appointment Notice”).

(d)	Except to the extent that the Seller and the Purchaser agree otherwise, the Reporting Accountants shall determine their own procedure but:

(d1)	apart from procedural matters and as otherwise set out in this Agreement shall determine only:

(i)	whether any of the arguments for an alteration to the Completion Accounts put forward in the Purchaser’s Disagreement Notice is correct in whole or in part; and

(ii)	if so, what alterations should be made to the Completion Accounts in order to correct the relevant inaccuracy in it;

(d2)	shall apply the principles set out in Schedule 5:

(d3)	shall make their determination pursuant to Clause 5A.2(d1) as soon as is reasonably practicable;

(d4)	the procedure of the Reporting Accountants shall:

(i)	give the Purchaser and the Seller a reasonable opportunity to make written and oral representations to them;

(ii)	require that each of the Purchaser and the Seller supply the Seller or the Purchaser, as the case may be, with a copy of any written representations at the same time as they are made to the Reporting Accountants; and

(iii)	permit each of the Purchaser and the Seller to be present while oral submissions are being made by the Seller or the Purchaser, as the case may be; and

(d5)	for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

(e)	The determination of the Reporting Accountants pursuant to Clause 5A.2(d1) shall (i) be made in writing and made available for collection by the Purchaser and the Seller at the offices of the Reporting Accountants at such time as they shall determine, and (ii) unless otherwise agreed by the Purchaser and the Seller, include reasons for each relevant determination.

(f)	The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Purchaser and the Seller save in the event of manifest error (whereupon the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation:

(f1)	their determination shall be deemed to be incorporated into the Completion Accounts, which shall then be final and binding on the Purchaser and the Seller save as aforesaid; and

(f2)	their determination of any fact which they have found it necessary to determine pursuant to Clause 5A.2(d1) shall be final and binding on the Purchaser and the Seller for all purposes including any Warranty claim or alleged or prospective Warranty claim or any claim or alleged or prospective claim for indemnification.

(g)	The charges (including GST) of the Reporting Accountants shall be borne equally between the Purchaser, on the one hand, and the Seller, on the other and the Parties agree to cooperate and use best efforts to minimise such charges.

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(h)	The Seller and the Purchaser shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available to the Reporting Accountants the books and records relating to the businesses of the Group Companies during normal office hours during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

(i)	Subject to Clause 5A.2(j), nothing in this Clause 5A shall entitle the Purchaser, the Seller or the Reporting Accountants to access to any information or document which is protected by legal professional privilege, or which has been prepared by the Seller or the Purchaser, as the case may be, or their respective accountants and other professional advisers with a view to assessing the merits of any claim or argument.

(j)	The Purchaser and the Seller shall not be entitled by reason of Clause 5A.2(i) to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

(k)	The Seller and the Purchaser and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Clause 5A confidential and shall not use the same for any purpose, except for disclosure or use in connection with the proceedings of the Reporting Accountants or other matters arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

5A.3	Adjustment of Consideration

If:

(a)	the Completion Net Assets is less than the Target Net Assets (such shortfall amount being the “Net Assets Adjustment Amount”); and/or

(b)	the Completion Cash Balance is less than the Target Cash Balance (such shortfall amount being the “Cash Balance Adjustment Amount”),

then, the Second Instalment payable by the Purchaser shall be reduced by the aggregate Net Assets Adjustment Amount and Cash Balance Adjustment Amount (“Reduced Second Instalment”) and the Purchaser shall, on the Second Instalment Date, pay the Reduced Second Instalment to the relevant payees in Part 2 of Schedule 2 in the same proportions as the Second Instalment was supposed to be paid to such payees.

6.	WARRANTIES AND REPRESENTATIONS

6.1	Seller’s Warranties

Save for this Clause 6 and Schedule 3, no Party makes any other representations or warranties, express or implied, to the other Party and each Party acknowledges to the other Party that it has not relied on or been induced by any other warranties or representations made by the other Party or its Representatives to enter into this Agreement. The Seller further warrants and undertakes to and with the Purchaser and its successors in title that the Warranties will be fulfilled down to and will be true and accurate at Completion as if they had been given again at Completion.

6.1A	The Seller represents, warrants and undertakes to the Purchaser and its successors in title that, as at the date of this Agreement and the date of the Completion:-

(a)	Organisation: the Seller and the Local Sellers are duly organized, validly existing and in good standing under the Laws of the jurisdiction in which such party was incorporated.

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(b)	Power and Authority: the Seller has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby have been duly authorised by all necessary corporate action on behalf of the Seller.

(c)	Execution and Enforceability: this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby have been duly executed and delivered by the Seller and, assuming the due authorisation, execution and delivery by the Purchaser, this Agreement constitutes its legal, valid and binding obligation, enforceable against the Seller in accordance with its terms subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject further, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or equity.

(d)	Consents and Approvals: all necessary consents, licenses, permits, authorizations or approvals from any Governmental Body in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby has been obtained.

(e)	No Breach: The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and any other Transaction Document to which it is a party will not and are not likely to:

(e1)	result in a breach of any provision of the memorandum or articles of association or equivalent constitutional document of the Seller or any Group Company; or

(e2)	result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any material agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Governmental Body to which the Seller or any Group Company is a party or by which the Seller or any of its assets or any Group Company or any of its assets is bound.

6.2	Singapore Sale Shares

The Seller represents and warrants to and undertakes with the Purchaser and its successors in title (with the intent that the provisions of this Clause 6.2 shall continue to have full force and effect up to and notwithstanding the Completion as if they are repeated as at the Completion) that the Singapore Seller will on the Completion be the legal and beneficial owner of the Singapore Sale Shares, free from all Encumbrances and with all rights attached or accruing thereto as at the Completion Date, and will have full power and authority to transfer the same to the Purchaser in accordance with the terms of this Agreement.

6.2A	Malaysia Sale Shares

The Seller represents and warrants to and undertakes with the Purchaser and its successors in title (with the intent that the provisions of this Clause 6.2A shall continue to have full force and effect up to and notwithstanding the Completion as if

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they are repeated as at the Completion) that the Malaysia Seller will on the Completion be the legal and beneficial owner of the Malaysia Sale Shares, free from all Encumbrances and with all rights attached or accruing thereto as at the Completion Date, and will have full power and authority to transfer the same to the Purchaser in accordance with the terms of this Agreement.

6.2B	Indonesia Sale Shares

The Seller represents and warrants to and undertakes with the Purchaser and its successors in title (with the intent that the provisions of this Clause 6.2B shall continue to have full force and effect up to and notwithstanding the Completion as if they are repeated as at the Completion) that the Indonesia Sellers will on the Completion be the legal and beneficial owner of the Indonesia Sale Shares, free from all Encumbrances and with all rights attached or accruing thereto as at the Completion Date, and will have full power and authority to transfer the same to the Purchaser in accordance with the terms of this Agreement.

6.3	Seller’s Knowledge

In relation to any Warranty which refers to the knowledge, information and/or belief of the Seller, any such reference shall mean and relate to the (i) reasonable knowledge, information and/or belief (as the case may be) of and in the possession of the Seller, Local Sellers, the Managing Director(s) and Chief Financial Officer(s) or equivalent officer(s) of the respective Group Companies and (ii) actual knowledge information and/or belief (as the case may be) of the director(s) of each of the Group Companies, and shall include a further statement that it has been made after due and careful enquiries.

6.4	Limitation of Liability

(a)	Each of the Parties hereby disclaims all liability and responsibility for any and all representation, warranty, statement or information not expressly included in this Agreement that was made, communicated or furnished (orally or in writing) to the other Parties or its Representatives (including any opinion, information, business or financial projection or advice that may have been provided to the Purchaser or its Representatives by the Seller and/or Local Sellers).

(b)	The total amount of liability of the Seller for any and all breaches of the Warranties is limited to [***] provided that the total amount of liability of the Seller for any and all breaches of:

(b1)	the Title Warranties;

(b2)	the Tax Warranties; and

(b3)	the Warranty set out in paragraph 9.8 of Schedule 3 (Absence of Undisclosed Liabilities),

is limited to [***].

(c)	The Purchaser shall not be entitled to recover any damages in respect of any and all breaches of the Warranties unless the aggregate amount of damages in respect of such breaches exceeds an amount of [***] and in such event, the Seller shall be liable for the full amount of the claim.

6.5	[CLAUSE 6.5 IS INTENTIONALLY LEFT BLANK]

6.6	Expiry

The liabilities of the Seller in respect of any breach of the Warranties herein contained shall expire on the 2nd anniversary of the Completion Date provided that:

(a)	the liabilities of the Seller in respect of the Title Warranties shall have no expiration; and

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(b)	the liabilities of the Seller in respect of the Tax Warranties shall expire:

(b1)	in relation to the Malaysia Company and Indonesia Company respectively, on the sixth (6th) anniversary of the Completion Date; and

(b2)	in relation to the Singapore Company, on the fifth (5th) anniversary of the Completion Date.

6.7	Purchaser’s Warranties and Representations

The Purchaser represents, warrants and undertakes to the Seller that, as at the date of this Agreement and the date of Completion:-

(a)	Organisation: it is duly organized, validly existing and in good standing under the Laws of Hong Kong Special Administrative Region of the People’s Republic of China.

(b)	Power and Authority: it has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby have been duly authorised by all necessary corporate action on behalf of the Purchaser.

(c)	Execution and Enforceability: this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby have been duly executed and delivered by the Purchaser and, assuming the due authorisation, execution and delivery by the Seller, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject further, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or equity.

(d)	Consents and Approvals: all necessary consents, licenses, permits, authorizations or approvals from any Governmental Body (including if required, the Competition Commission of Singapore and any other relevant competition authorities in any jurisdiction in which the Purchaser and its Related Corporations carry on business or have assets or customers) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby shall be obtained.

(e)	No Breach: The execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and any other Transaction Document to which it is a party will not and are not likely to:

(e1)	result in a breach of any provision of the memorandum or articles of association or equivalent constitutional document of the Purchaser; or

(e2)	result in a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any Governmental Body to which the Purchaser is a party or by which the Purchaser or any of its assets is bound.

6.7A	Purchaser’s Undertakings

(a)	After-Sale Support: It is the Parties’ intention that the Purchaser shall, solely at the Seller’s costs and expenses, provide the Seller and/or its Related

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Corporations with the support for the defective products manufactured at the Singapore Company, Malaysia Company and/or Indonesia Company and purchased, prior to the Completion Date, by the Seller and/or its Related Corporations. Such support shall be consistent with industry practice and comprise analysing the defects and its details shall be separately agreed upon by the Parties. Nothing in this Clause 6.7A(a) shall impose on or result in the Purchaser being responsible or liable for any losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever arising from or connection with such defective products, all of which, for the avoidance of doubt, shall remain the responsibility of the Seller, provided that the Purchaser shall be responsible for all costs and expenses arising from the after-sale support provided by the Purchaser.

(b)	No Solicitation: prior to the Completion and only in relation to employees employed by the members of the Seller’s Group in Singapore as of the Completion Date, for a period of one (1) year from Completion Date, the Purchaser shall not directly or indirectly solicit or endeavour to entice away from or discourage from being employed by the Seller and/or the Local Sellers any of their employees, or employ or attempt to employ any of the Seller and/or Local Sellers’ employees other than such employees that voluntarily seek to be employed by the Purchaser. For the avoidance of doubt, the placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 6.7A(b).

(c)	Human Resources: the Purchaser shall procure or cause to procure that in relation to the employees which the Purchaser determines shall be employed by the Singapore Company, the Malaysia Company and the Indonesia Company after the Completion Date, the terms of employment for such employees shall, for a period of one year after the Completion Date, be the same or substantially similar terms in the aggregate of such employees as of the Completion Date.

6.7B	Seller’s Undertakings

No Solicitation: prior to the Completion and only in relation to employees employed by the members of the Purchaser’s Group in Singapore as of Completion Date, for a period of one (1) year from Completion Date, the Seller shall not, and shall procure and ensure that none of the Local Sellers shall, directly or indirectly solicit or endeavour to entice away from or discourage from being employed by the Purchaser and/or members of the Purchaser’s Group any of their employees, or employ or attempt to employ any of the employees of the Purchaser and/or members of the Purchaser’s Group other than such employees that voluntarily seek to be employed by the Seller or Local Seller. For the avoidance of doubt, the placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 6.7B.

6.7C	The Parties’ Undertaking

The Parties shall, after execution of this Agreement, discuss in good faith the way to provide the wafers to the Indonesia Company by the Seller at no cost for purposes of manufacturing products to be purchased by the Seller pursuant to the Purchase Agreement (“Toll Manufacturing”). In the event the Parties reasonably determine that the Toll Manufacturing (i) is permitted and not subject to any claims, charges, penalties or liability that may be imposed on the Seller and (ii) does not give rise to any substantial issues

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from an operational perspective, the Parties agree to implement the Toll Manufacturing post Completion. In the event the Parties do not reasonably so determine prior to Completion, the Parties shall not implement the Toll Manufacturing post Completion and the wafers fees shall be added (as inventory) to the Completion Accounts of the Indonesia Company.

7.	INDEMNITY

7.1	Pre-Completion Activities

(a)	The Seller irrevocably undertakes to keep the Purchaser or at its option, any Group Company (other than PIDSCA), and their respective Representatives fully and effectively indemnified against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to all legal costs reasonably incurred) except for punitive damages, reputational damages or indirect damages (other than indirect damages which are within the reasonable contemplation of the Seller and the Purchaser at the date of this Agreement) that the Purchaser or such Group Company (as the case may be) or any of their respective Representatives may incur or suffer in connection with or arising from:

(i)	the Capital Reduction;

(ii)	save as provided in Clause 10.6(a), the Restructuring and any liability in respect of the Singapore Business not listed as a Transferred Asset in the Initial List and/or the Additional List;

(iii)	the capital increase of the Malaysia Company (“Capital Increase”), which proceeds will be used towards the full and final settlement of the Malaysia Loan;

(iv)	the Malaysia Loan;

(v)	the Special Dividend;

(vi)	the Business Transfer;

(vii)	the presence of Hazardous Substances (as defined in paragraph 5.4.1 of Schedule 3 (including without limitation, arsenic) in the groundwater at the Malaysia Property and the Singapore Property;

(viii)	any action, claim or demand brought or threatened against Purchaser, any Group Company and/or their respective Representatives, that alleges or is based on a claim that the Business IP or Business Information or the use thereof infringes any Intellectual Property or other proprietary right of any third party, constitutes misappropriation or unlawful disclosure or use of any third party’s trade secrets or confidential information or gives rise to any liability to pay royalty or other compensation; and

(ix)	any action, claim or demand brought or threatened against the Purchaser, any Group Company and/or their respective Representatives by:

(i1)	[***] and/or its Related Corporations arising out of or in connection with the Licence dated 29 September 2004 between [***], as subsequently renewed (“[***] License”);

(i2)	[***] and/or its Related Corporations arising out of or in connection with the Settlement and Patent Cross License Agreement dated 2 October 2011 between [***] (“[***] License”);

(i3)	[***] and/or its Related Corporations arising out of or in connection with the Licence Agreement dated 8 February 2007 between [***], (“[***] License”),

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including without limitation any action, claim or demand based on any allegation that the Purchaser, any Group Company and/or their respective Representatives:

(I)	has induced the Seller, its Related Corporations and/or the Group Companies to breach the [***] License, [***] License and/or [***] License;

(II)	has interfered with the contractual relations between, as the case may be: (I) [***] (and/or its Related Corporations); (II) [***] (and/or its Related Corporations); or (III) [***] (and/or its Related Corporations), and the Seller, its Related Corporations and/or any Group Company; and/or

(III)	has assumed or bears any obligations under the [***] License, [***] License and/or [***] License,

the Purchaser acknowledges and agrees that the indemnity under this Clause 7.1(a)(ix) excludes claims by [***] and/or its Related Corporations against Backfill Products. For the purposes of this Clause 7.1(a)(ix), “Backfill Products” means semi-conductor products manufactured by any Group Company during the period after Completion for a party other than Seller and/or its Related Corporations but “Backfill Products” excludes products of the kind manufactured and/or sold by: (i) any of the Group Companies; and (ii) any and all of Seller’s Related Corporations engaging in the Singapore Business, during the period 24 months prior to the Completion Date.

(b)	Any notice by the Purchaser to the Seller of its indemnification rights under Clause 7.1(a) shall be provided by the Purchaser to the Seller before the expiry of any applicable statutory limitation period that may apply to the subject matter of such notice.

7.2	Tax

(a)	Subject to Clause 7.2(c), in the event the Purchaser provides a notice containing the written demand in respect of the matter for which the Seller is liable, the Seller, after discussing the notice with the Purchaser, agrees with and undertakes to the Purchaser and the Group Companies (other than PIDSCA) to pay the Purchaser or a Group Company (other than PIDSCA) at the Purchaser’s direction within 14 days after service by the Purchaser of such notice an amount equal to:

(a1)	any Liability to Taxation of a Group Company:

(I)	in respect of or arising from any Transaction effected or deemed to have been effected on or before Completion; or

(II)	by reference to any profits earned, accrued or received on or before Completion; or

(III)	in consequence of or resulting from or connected with (whether directly or indirectly) any Group Company being treated for GST purposes as a member of the same group for GST purposes during any GST accounting period ending on or before, or within 90 days after, Completion; or

(IV)	in respect of any Transaction effected or deemed to have been effected by reason of the fulfilment of any of the conditions precedent in the Agreement;

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(a2) any Claim for Taxation in relation to any Group Company from the date of its incorporation up to Completion, regardless of when such Claim was, is or will be commenced;

(a3) any liability of a Group Company (other than to any other Group Company) to repay in whole or in part any payment for group relief received pursuant to any agreement or arrangement entered into on or before Completion;

(a4) any payment which a Group Company fails to obtain for group relief which was taken into account as an asset in the Audited Accounts;

(a5) any liability of a Group Company (other than to any other Group Company) to make a payment by way of reimbursement, recharge, indemnity, damages (whether for breach of contract or arising in tort) connected in any way with Taxation:

(I)	in respect of or arising from any Transaction effected or deemed to be effected on or before Completion; or

(II)	by reference to any profits earned, accrued or received on or before Completion,

if such notice is provided by the Purchaser to the Seller before the expiry of any applicable statutory limitation period that may apply to the subject matter of such notice.

(b)	The payments made under Clause 7.2(a) shall include, without limitation, all penalties, charges and interest and reasonable costs and expenses including, without limitation, external advisors’ and/or consultants’ fees incurred by the Purchaser and/or any Group Company (other than PIDSCA) in connection with any Claim for Taxation or liability as is therein mentioned.

(c)	The Seller shall not be liable under Clause 7.2(a):

(c1)	in respect of any Taxation to the extent that provision or reserve for such Taxation other than provision for deferred Taxation was made in the Audited Accounts; or

(c2)	to the extent that any Relief (other than a Relief taken into account in, or in computing a provision for Taxation in, the Audited Accounts) arising as a consequence of or by reference to any Transaction which occurred on or before Completion or in respect of a period ending on or before Completion is used to relieve or mitigate such Taxation.

(d)	Notwithstanding the foregoing, the Purchaser agrees that in the event the Royalty Payment Disagreement between the Indonesia Company is resolved with the relevant Taxation Authority and the Indonesia Company is reimbursed after the Completion Date for any overpayment it has made (the “Reimbursed Amount”), the Purchaser shall inform the Seller of such reimbursement (including any other relevant information that it is aware of) and shall remit, or procure the Indonesia Company to remit, the Reimbursed Amount in full (less any costs and expenses reasonably and properly incurred by the Purchaser or the Indonesia Company for such remittance, and any deductions required by law) to the Seller within 30 days after the Indonesia Company is paid the Reimbursed Amount by the Taxation Authority.

7A.	WAIVER

Save in the case of fraud, the Seller undertakes to and with the Purchaser not to make or pursue any claim against any Group Company (other than PIDSCA) or its respective Representatives in connection with assisting the Seller in giving the Warranties and/or entering into this Agreement and the other Transaction Documents.

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7B.	RESTRICTIONS ON SELLER

7B.1	Restrictions

The Seller further undertakes to and with the Purchaser as trustee for itself and the Group Companies (other than PIDSCA) that it will not, and will procure and ensure that:

(i)	the semiconductor business division of the Seller from time to time (“Semiconductor Division”) will not; and

(ii)	no person, firm or company carrying on with the consent or privity of the Semiconductor Division any business in succession to the Semiconductor Division concerned including without limitation any future acquirer of any business unit of the Semiconductor Division) will provided that such successor or acquirer shall be subject to the restrictions under Clause 7B.1 to only the extent of its business succeeding the business of the Semiconductor Division,

(collectively, the “Restricted Entities”) in any Relevant Capacity during the Restricted Period:

(a)	carry on, engage, be employed or be interested directly or indirectly in any business within the Restricted Territories which is similar to or competing with the business of backend semiconductor manufacturing;

(b)	carry on for its own account either alone or in partnership any business within the Restricted Territories which is similar to or competing with the business of backend semiconductor manufacturing;

(c)	assist with technical advice any person, firm or company engaged or about to be engaged in any business within the Restricted Territories which is similar to or competing with the business of backend semiconductor manufacturing; or

(d)	solicit or contact with a view to the engagement or employment by any person, any employee, officer or manager of any Group Company (other than PIDSCA) or any person who has been an employee, officer or manager of any Group Company (other than PIDSCA) within the previous three-year period other than such employees that voluntarily seek to be employed by the Seller or the Local Sellers. For the avoidance of doubt, the placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this provision.

For the avoidance of doubt, any existing subsidiary of the Seller (other than the Restricted Entities) shall not be restricted from accepting any order in its ordinary and current course of business and which is for services similar to or competing with the services provided in the business of backend semiconductor manufacturing from any customer even within the Restricted Territories and during the Restricted Period.

7B.2	Reasonableness of Restrictions

The Seller confirms that it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause 7B. The Seller agrees that it considers that the restrictions contained in this Clause 7B are no greater than is reasonable and necessary for the protection of the interest of the Purchaser but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

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7B.3	Interpretation

The following terms shall have the following meanings respectively in this Clause 7B:

“Relevant Capacity” means for its or his own account or for that of any person, firm or company (other than the Purchaser, the Singapore Company, the Malaysia Company or the Indonesia Company) or in any other manner whether through the medium of any company controlled by it (for which purpose there shall be aggregated with its shareholding or ability to exercise control the shares held or control exercised by any person connected with the Seller) or as principal, partner, director, employee, consultant or agent;

“Restricted Period” means three years commencing on Completion; and

“Restricted Territories” means Singapore, Malaysia and Indonesia.

8.	CONFIDENTIALITY/INTELLECTUAL PROPERTY RIGHTS

8.1	Subject to Clauses 8.2 and 9:

(a)	Each Party undertakes to the other Party that it shall, and the Seller shall procure that the Local Sellers shall, treat as strictly confidential and not use or disclose to any person Confidential Information or information received or obtained as a result of entering into this Agreement (or any agreement entered, or to be entered, into pursuant to this Agreement) relating to:

(a1)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;

(a2)	the transactions contemplated under this Agreement and of any agreement entered into pursuant to this Agreement; or

(a3)	the negotiations relating to this Agreement (and any such other agreements);

(b)	the Seller shall, and shall procure that the Local Sellers shall, treat as strictly confidential and not use or disclose to any person Confidential Information or information relating to the Group Companies following Completion and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; and

(c)	the Purchaser shall treat as strictly confidential and not use or disclose to any person Confidential Information or information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group including, prior to Completion, the Group Companies.

8.2	Exceptions

The confidentiality obligation under Clause 8.1 shall not prohibit disclosure or use of any information if and to the extent:

(a)	the disclosure or use is required by law or any regulatory body;

(b)	the disclosure is made to any of the Related Corporations of the Purchaser or Seller or their respective Representatives to accomplish the Purchaser or Seller’s rights and/or obligations hereunder;

(c)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Taxation Authority in connection with the Tax affairs of the disclosing Party;

(d)	the disclosure is made to the investors, shareholders, creditors or professional advisers including bankers and financial advisors of the Seller or the Purchaser to accomplish the Purchaser or Seller’s rights and/or obligations hereunder on terms that such recipients undertake to comply with the provisions of Clause 8.1 in respect of such information as if they were a party to this Agreement;

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(e)	the information is or becomes publicly available (other than by breach of this Agreement);

(f)	the other Party has given prior written approval to the disclosure or use;

(g)	the information is independently developed; or

(h)	the disclosure of the existence and terms of the Transaction Documents as well as information and details relating to the Group Companies and their businesses is made by Purchaser, Global A&T Electronics Ltd. (“GATE”) or GATE and its subsidiaries (“GATE Group”) to any bondholder or other creditor of the GATE Group, and any credit rating agency subject always to such disclosure being made on a strictly need to know basis and prior notice being given to the Seller of such disclosure, and the Parties discussing in good faith any changes reasonably requested by the Seller to the content of such disclosures, provided that prior to disclosure or use of any information pursuant to Clauses 8.2(a) or 8.2(c) except in the case of disclosure to a Taxation Authority, the Party concerned shall promptly notify the other Party of such requirement with a view to providing that other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

8.3	Intellectual Property Rights

(a)	Except as otherwise agreed by the Parties under the IP License Agreement, no intellectual property rights of the Seller or Local Sellers are granted to the Purchaser under this Agreement.

(b)	No license to the trademark or trade name owned or controlled by the Seller or the Local Sellers is granted to the Purchaser.

9.	ANNOUNCEMENTS

9.1	Restriction

The Seller shall not, and shall procure that the members of the Seller’s Group shall not, and the Purchaser shall not, and the Purchaser shall procure that the members of the Purchaser’s Group shall not, make or authorise the making of any announcement or other disclosure concerning the existence or subject matter of this Agreement unless the Seller and the Purchaser shall have given their consent to such announcement or disclosure (such consent not to be unreasonably withheld or delayed), and the Seller hereby agrees and consents to the Purchaser, GATE or the GATE Group disclosing to any bondholder or other creditor of the GATE Group, and any credit rating agency, the existence and terms of the Transaction Documents as well as information and details relating to the Group Companies and their businesses subject always to such disclosure being made on a strictly need to know basis and prior notice being given to the Seller of such disclosure, and the Parties discussing in good faith any changes reasonably requested by the Seller to the content of such disclosures

9.2	Permitted Announcements

The restriction in Clause 9.1 shall not apply to any information which is:

(a)	required to be disclosed pursuant to any applicable Law or any requirement of any competent Governmental Body; and

(b)	required to be disclosed pursuant to any legal process issued by any court or tribunal whether in Singapore or elsewhere.

Where any announcement or disclosure is made in reliance on the exceptions set out in Clause 9.2, the Party making the announcement or disclosure shall consult with

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the other Party in advance as to the form, content and timing of such announcement or disclosure. Notwithstanding the foregoing, in order for a Party to make an initial announcement or disclosure concerning the execution of this Agreement, such Party shall obtain from the other Party prior approval (such approval not to be unreasonably withheld or delayed) as to the form, content and timing of such announcement or disclosure.

10.	GENERAL PROVISIONS RELATING TO THIS AGREEMENT

10.1	Agreement Survives Completion

The provisions of this Agreement including the representations, warranties, covenants and undertakings herein contained (insofar as the same shall not have been fully performed at the Completion) shall remain in full force and effect until Completion and shall not in any respect be extinguished or affected by the Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser. The Completion shall not prejudice any rights of a Party which may have accrued hereunder prior to Completion.

10.2	Construction of this Agreement

As both Parties have participated in the drafting of this Agreement, the Parties agree that any applicable rule requiring the construction of this Agreement or any provision hereof against the Party drafting this Agreement shall not apply.

10.3	Access and Inspection

(a)	Pending the Completion, and subject always to such restrictions and/or conditions regarded by the Seller and/or Local Sellers as reasonably necessary to safeguard their commercially sensitive information, the Seller shall afford, and shall procure and ensure that the Local Sellers shall afford, reasonable access to the Purchaser, subject to Clause 8, at such time(s) and place(s) as the Purchaser may reasonably direct, all information in the possession or under the control of the Seller and/or any of the Local Sellers, which the Purchaser may from time to time reasonably require prior to the Completion in relation to the business and affairs of the Group Companies for the purpose of assisting the Purchaser to conduct the due diligence investigation with respect to the Group Companies.

(b)	Pending Completion, the Seller shall afford, and shall procure and ensure that the Local Sellers shall afford, reasonable access to the Purchaser, subject to Clause 8, at such time(s) and place(s) as the Purchaser may reasonably direct for the Purchaser to carry out an inventory stock check of the spare parts, leased assets and inventory of the Group Companies, including without limitation demand schedules planned by the Seller and a list of all the raw materials required (from the Seller or members of the Seller’s Group or third parties) for operations of the Group Companies post-Completion (“Assets Inspection”).

(c)	The Purchaser shall procure that there is made available to the Seller, subject to Clause 8, all information in the possession and under the control of the Purchaser which the Seller may from time to time reasonably require after Completion in relation to the business and affairs of the Group Companies solely for the purpose of preparing financial statements and/or tax returns or filings for the financial year ending March 31, 2014.

10.4	Further Assurances

Each Party agrees to execute, do and procure all other persons (if any) to execute and do all such further deeds, assurances, acts and things as may be reasonably

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required so that the full effect may be given to the terms and conditions of this Agreement (or any agreement entered, or to be entered, into pursuant to this Agreement) and to vest the legal and beneficial ownership of the Sale Shares in the Purchaser free from all Encumbrances.

10.5	Termination

(a)	In the event either Party materially breaches any of the provisions of this Agreement prior to Completion, the non-breaching Party may give written notice of such breach to the breaching Party. If such breach is not cured within thirty (30) days after the dispatch of such notice, the non-breaching Party may, at its option and without prejudice to any other remedies it may have, terminate this Agreement forthwith by giving written notice to the breaching Party stating the cause of such termination.

(b)	In the event that either Party elects to terminate this Agreement pursuant to Clause 10.5(a), this Agreement shall forthwith terminate and have no further effect other than Clause 10.5(b) and no Party shall have any further obligation or liability hereunder or arising herefrom: (i) except with respect to the Surviving Provisions (which shall survive the termination of this Agreement); and (ii) save for any claim by any Party against the other Party arising from antecedent breach of the terms of this Agreement.

(c)	Without prejudice to the generality of Clause 8 above, if this Agreement ceases to have effect each of the Parties will release and return to the other Party all documents concerning it provided to it or its advisers in connection with this Agreement by the other Party and will not use or make available to any other person any information which it or its advisers have been given in connection with this Agreement and which is not in the public domain.

10.6	Restructuring Cost Bearing

(a)	Without prejudice to the provisions of Clause 7, in the event that there are any labour redundancies arising solely from (i) the Restructuring which occur after the signing of this Agreement and prior to Completion, or (ii) the sale and transfer of the Malaysia Sale Shares pursuant to Clause 5, the costs of these redundancies (“Restructuring Costs”) shall be borne by the Purchaser (x) subject to and conditional upon Completion being effected in accordance with Clause 5, and (y) provided that the Seller notifies and consults with the Purchaser before incurring any Restructuring Costs.

(b)	The Seller hereby undertakes to and with the Purchaser to bear all costs in relation to any labour redundancies or employee resignations arising solely from the sale and transfer of the Indonesia Sale Shares (“Indonesian Restructuring Costs”) pursuant to Clause 5 up to a capped amount of [***], provided that in the event such Indonesian Restructuring Costs exceeds [***] and has been fully paid up by the Seller, the Purchaser shall bear any additional Indonesian Restructuring Costs up to a capped amount of [***]. Further, in the event the Indonesian Restructuring Costs exceeds [***], the Parties shall without prejudice to Clause 4A, discuss in good faith how they shall deal with these costs to avoid the occurrence of the event described in Clause 4A.1(k).

10.7	Costs

(a)	Other than as set forth in Clause 10.6, each Party shall bear its own costs in relation to the preparation and execution of this Agreement (or any agreement entered, or to be entered, into pursuant to this Agreement).

(b)	The Purchaser shall pay all stamp duty on any deed, instrument, transfer or other document executed to effect the transfer of the Sale Shares.

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10.7A	Grossing-up of Indemnity Payments

(a)	Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment being properly treated as an adjustment to the Consideration paid by the Purchaser for the Group Companies) the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to taxation.

(b)	Where any sum constituting an indemnity, compensation or reimbursement to any Party is paid to a person other than the Party but is treated as taxable in the hands of the Party, the payer shall promptly pay to the Party such sum as shall reimburse the Party for all Taxation suffered by it in respect of the payment (after giving credit for any tax relief available to the Party in respect of the matter giving rise to the payment).

10.8	Assignment

Neither Party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare or dispose of any right or interest in it without the prior written consent of the other Party, except that (i) either Party may assign, and/or transfer its rights under this Agreement to its Related Corporations with 14 days’ prior written notice to the other Party, provided that the assigning Party shall cause such assigned Related Corporation to comply with the terms and conditions of this Agreement, and shall remain liable for any breaches of the terms and conditions of this Agreement by such assigned Related Corporation and (ii) the Purchaser may assign, transfer and novate or otherwise transfer (and shall provide the Seller prior written notice of the same) all or any of its rights and obligations under this Agreement by way of security in respect of its obligations under the Banker’s Guarantee, and the assignee of such right(s) may, upon such security becoming enforceable, enforce the same without the consent of the Seller.

10.9	Entire Agreement and Modifications

(a)	This Agreement sets forth the entire agreement and understanding between the Parties in connection with the matters dealt with and described herein at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract, and no Party has relied on any oral or written representation made to it by the other Party. This Agreement contains all the rights and obligations between the Seller and the Purchaser and shall supersede any prior agreements, arrangements, information, fact, particulars, documents, deeds, schedules, list, notice, letter, article, email, or correspondence provided by the Seller, their agents, or any other person and also any prior expression of intent understanding, discussion, representation, warranty, undertaking, promise or communications (whether written oral or implied) made by one Party or its agent to the other Parties with respect to this transaction, not expressly set out in this Agreement.

(b)	No purported variation of this Agreement shall be effective unless (i) made in writing, (ii) refers specifically to this Agreement and (iii) is duly executed by the Parties hereto.

10.10	Reasonableness

Each of the Seller and the Purchaser confirms it has received independent legal advice relating to all the matters provided for in this Agreement, and agrees that the provisions of this Agreement (and all documents entered into pursuant to this Agreement) are fair and reasonable.

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10.11	Remedies and Waivers

(a)	No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

(b)	The Parties agree that it might be impossible to measure in money the damages which would accrue to a Party by reason of failure to perform certain obligations hereunder. Any such Party shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligation and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defence that there is an adequate remedy at law.

10.12	Notices

(a)	Any notice required to be given by a Party to the other Parties shall be in writing, signed by or on behalf of the Party giving it, and in the English language. It shall be deemed validly served by hand delivery or by prepaid post or by a recognised courier service sent to the address of the Party given herein or such other address as may from time to time be notified for this purpose. The initial addresses of the Parties are:-

The Purchaser

Attention:	General Counsel

Address:	5 Serangoon North Avenue 5, Singapore 554916

The Seller

Attention:	General Manager

Panasonic Corporation, Semiconductor Business Unit, Industrial Devices Company, Business Innovation Office

Address:	1 Kotari-yakemachi, Nagaokakyo City, Kyoto 617-8520, Japan

(b)	Unless there is evidence that a notice or communication was received earlier, any such notice or communication shall be deemed to have been served:

(b1)	if delivered by hand, at the time of delivery;

(b2)	if posted by prepaid ordinary mail, at the expiration of three (3) Business Days after the envelope containing the same shall have been put into the post; or

(b3)	if sent by courier, at the expiration of two (2) Business Days after the package containing the same shall have been received by the relevant courier company.

(c)	In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or, as the case may be, the package containing such notice or document was properly addressed and sent to the relevant courier company.

10.13	Time of Essence

Any date, time or period mentioned in any provision of this Agreement may be extended by mutual agreement in writing between the Parties but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid, time shall be of the essence.

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10.14	Illegality

(a)	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

(b)	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 10.14(a), then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 10.14(a), not be affected.

(c)	The illegality, invalidity or unenforceability of any provision of this Agreement under the Law of any jurisdiction shall not affect its legality, validity or enforceability under the Law of any other jurisdiction.

10.15	Counterparts

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each Party may enter into this Agreement by signing any such counterpart and each counterpart shall be as valid and effectual as if executed as an original.

10.16	[CLAUSE 10.16 IS INTENTIONALLY LEFT BLANK]

10.17	Change of Name

The Purchaser shall change the corporate name of the Singapore Company, Malaysia Company, and Indonesia Company to a name that does not include “Panasonic” promptly after the Completion. The Purchaser, promptly following the Completion and, in any event, within 30 Business Days thereafter or in relation to the Indonesia Company, within 30 Business Days from the date of issuance by MOLHR of its the receipt of notification for the change of shareholding composition, will, and will cause the Group Companies (other than PIDSCA) and such Group Companies’ agents, lawyers and consultants to, remove or obliterate and cease to use the expression “Panasonic” and any variation thereto from their signs, purchase orders, invoices, sales orders, labels, letterheads, options, sale and purchase agreements, brochures, banners, signages and all other documents, and other items and materials in respect of such Group Companies’ business and otherwise in relation to the aforesaid companies, and will not use or put into use by such Group Companies after 30 Business Days from Completion any such items and materials that bears the expression “Panasonic” or any name, mark or logo similar thereto unless otherwise required under law or with the prior written consent of the Seller.

11.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

11.1	A person who is not party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore) to enforce any term of this Agreement except to the extent set out in this Clause 11.

11.2	Each of the Group Companies and their respective Representatives may enforce and rely on Clauses 7, 7A and 7B to the same extent as if it were a party to this Agreement.

11.3	This Agreement may be terminated and any term may be amended or waived without the consent of any person described in Clause 11.2.

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12.	LAW AND JURISDICTION

12.1	Governing Law

This Agreement is governed by and shall be construed in accordance with the laws of Singapore.

12.2	Dispute Resolution

(a)	In the event that any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, the Parties shall attempt to resolve disputes through amicable negotiations in good faith and by reasonable and appropriate means by referring the dispute to their respective Chief Executive Officer or a member of senior management (“Officer”). Each Party shall procure that its Officer shall negotiate in good faith with the other Officer with a view to achieve resolution of such dispute. If a resolution of such dispute is not agreed upon within 90 days (or such longer period as the Officers may agree) from the date of the referral to the Officers, the Parties shall immediately refer the matter to the Singapore Mediation Centre in accordance with the Rules of the Singapore Mediation Centre for mediation. The Parties agree to co-operate fully with the mediator to provide such assistance as necessary and to bear equally among them the fees and expenses of the mediation. If a resolution of such dispute is not resolved by mediation within 90 days (or such longer period as the Officers may agree) from the last day of the 90-day period (or such longer period as the Officers may agree) in relation to the referral to the Officers, any Party may submit the dispute to arbitration in accordance with Clause 12.2(b).

(b)	Unless otherwise agreed and subject to compliance with Clause 12.2(a), any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The tribunal shall consist of one arbitrator to be appointed in accordance with the SIAC Rules. The language of the arbitration shall be English. The seat of the arbitration shall be Singapore and the Singapore International Arbitration Act (Cap 143A) shall govern the arbitration.

12.3	Interim Relief

Notwithstanding anything in this Agreement, the Parties acknowledge and agree that the Parties shall have the right at any time to apply to any competent court for interim injunctive relief pending the tribunal determining the issue in relation to any dispute arising out of or in connection with this Agreement.

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SCHEDULE 1A: PARTICULARS OF THE SINGAPORE COMPANY

(a)	Name:	[PANASONIC AUTOMOTIVE & INDUSTRIAL SYSTEMS SEMICONDUCTOR SINGAPORE PTE. LTD.] (tentative name)

(b)	Company Registration Number:	[To Be Provided after incorporation]

(c)	Registered Office:	22 Ang Mo Kio Industrial Park 2, Singapore 569509

(d)	Date and Place of Incorporation:	1 April 2014, Singapore

(e)	Issued Share Capital:	[To Be Provided Before Completion]

	Fully Paid-up Share Capital:	[To Be Provided Before Completion]

(f)	Preference / Convertibles:	None

(g)	Shareholder: Name	• Number of Shares • Percentage of issued shares held

	PANASONIC ASIA PACIFIC PTE. LTD.	• [To Be Provided Before Completion] • 100%

(h)	Directors:	Daihei Kajiwara (to be appointed on incorporation)

Naoki Yoshida (to be appointed on incorporation)

(i)	Secretaries:	[To Be Appointed by the Purchaser Post Completion]

(j)	Auditor:	[To Be Appointed by the Purchaser Post Completion]

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(k)	Financial Year End:	[To Be Determined by the Purchaser Post Completion]

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SCHEDULE 1B: PARTICULARS OF THE MALAYSIA COMPANY

(a)	Name:	PANASONIC INDUSTRIAL DEVICES SEMICONDUCTOR (M) SDN. BHD.

(b)	Company Registration Number:	205789 W

(c)	Registered Office:	Lot 26 & 27, Batu Berendam Free Trade Zone Phase 3, 75350 Melaka

(d)	Date and Place of Incorporation:	8 Oct 1990, Malaysia

(e)	Issued Share Capital:	77,000,000 ordinary shares of RM1.00 each

	Fully Paid-up Share Capital:	77,000,000 ordinary shares of RM1.00 each

(f)	Preference / Convertibles:	None

(g)	Shareholder:

Name	Number of Shares	Percentage of issued shares held

PANASONIC INDUSTRIAL DEVICES DISCRETE SEMICONDUCTOR CO., LTD.	77,000,000	100%

(h)	Directors:	Samsol Bin Salamon
Satoshi Takeda Akira Yamaguchi
Naruhiko Mizukoshi Yoshihide Furuta Kazuhiro Koyama

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(i)	Secretaries:	Symphony Corporatehouse Sdn. Bhd.

(j)	Auditor:	KPMG Chartered Accounts

(k)	Financial Year End:	March

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SCHEDULE 1C: PARTICULARS OF THE INDONESIA COMPANY

(a)	Name:	PT PANASONIC INDUSTRIAL DEVICES INDONESIA

(b)	Company Registration Number:	AHU-56906.AH.01.02.Tahun 2011

(c)	Registered Office:	Jl. Maligi 1 LotA-4, Kawasan Industri KIIC, Sukaluyu, Teluk Jambe Timur, Karawang 41361, Jawa Barat

(d)	Date and Place of Incorporation:	1/Mar/1996 Jl. Maligi 1 LotA-4, Kawasan Industri KIIC, Sukaluyu, Teluk Jambe Timur, Karawang 41361, Jawa Barat

(e)	Issued Share Capital:	6,000

	Fully Paid-up Share Capital:	6,000

(f)	Preference / Convertibles:	None

(g)	Shareholder:

Name	Number of Shares	Percentage of issued shares held

PANASONIC ASIA PACIFIC PTE. LTD.	5,999	99.98%
PANASONIC HOLDING (NETHERLANDS) B.V.	1	0.02%

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(h)	Directors:	Masahiko Mikami
Tetsuya Misono Shoji Saika

(i)	Commissioners:	Keiji Fujimoto
Kazuhiro Koyama

(j)	Financial Year End:	March

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[***] The information in each row under the column “Consideration (US$) subject to reduction as expressly provided in Clause 5A” has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2: CONSIDERATION

PART 1

Breakdown	Group Company	Consideration (US$) subject to reduction as expressly provided in Clause 5A

	Singapore Company	[***]

	Malaysia Company	[***]

	Indonesia Company	[***]

PART 2

Instalment	Date	Payee	Consideration (US$) subject to reduction as expressly provided in Clause 5A
First	June 2, 2014	PA(ID part)	[***]
		PA(SG part)	[***]
		PIDDSC	[***]
		PHN	[***]
Second	March 15, 2015	PA(ID part)	[***]
		PA(SG part)	[***]
		PIDDSC	[***]
		PHN	[***]
Third	March 15, 2016	PA(ID part)	[***]
		PA(SG part)	[***]
		PIDDSC	[***]
		PHN	[***]
Fourth	March 15, 2017	PA(ID part)	[***]
		PA(SG part)	[***]
		PIDDSC	[***]
		PHN	[***]
Fifth	March 15, 2018	PA(ID part)	[***]
		PA(SG part)	[***]
		PIDDSC	[***]
		PHN	[***]
Sixth	March 15, 2019	PA(ID part)	[***]
		PA(SG part)	[***]
		PIDDSC	[***]
		PHN	[***]

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(Note) PA means the Singapore Seller and the Indonesia Seller A; PIDDSC means the Malaysia Seller; PHN means the Indonesia Seller B. The Payment Account Details of PA, PIDDSC, PHN and PC are as follows:

Payee	Payment Account Details

PA	Account Name:	[***]
	Account Number:	[***]
	Bank Name:	[***]
	Branch:	[***]
	Account Type:	[***]

PIDDSC	Account Name:	[***]
	Account Number:	[***]
	Bank Name:	[***]
	Branch:	[***]
	Account Type:	[***]

PHN	Account Name:	[***]
	Account Number:	[***]
	Bank Name:	[***]
	Branch:	[***]
	Account Type:	[***]

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SCHEDULE 3: WARRANTIES

Warranties given by the Seller under Clause 6

1.	Definitions

“Certificates of Title” means, in relation to the Singapore Properties, collectively, (i) Certificate of Title (Sub) Volume 657 Folio 18 in respect of Lot 16609M of Mukim 18, (ii) Certificate of Title (Sub) Volume 517 Folio 145 in respect of Lot 7966K of Mukim 18 and (iii) Certificate of Title (Sub) Volume 517 Folio 130 in respect of Lot 13161 M of Mukim 18

“Indonesia Properties” means the ownership of plot of land, brief details of which are set out in Part 3 of Schedule 10 and includes each and every part of them, and “Indonesia Property” means any one of them;

“Malaysia Properties” the ownership of plot of land, brief details of which are set out in Part 3 of Schedule 10 and includes each and every part of them and includes each and every part of them, and “Malaysia Property” means any one of them;

“Singapore Properties” means the leasehold properties, brief details of which are set out in Part 2 of Schedule 10 and includes each and every part of them, and “Singapore Property” means any one of them;

“Properties” means collectively, the Indonesia Properties, Malaysia Properties and Singapore Properties and includes each and every part of them, and “Property” means any one of them; and

“Singco Balance Sheet” means the proforma balance sheet showing the assets, liabilities and shareholders’ equity of the Singapore Company as at the Management Accounts Date;

1A.	Warranties Subject To Qualifications

For the avoidance of doubt, the Seller shall not be or be deemed to be in breach of any of the Warranties in respect of any act or omission pursuant to this Agreement.

Further, the Seller shall not be or be deemed to be in breach of any of the Warranties (and no claim shall lie or liability attached) in respect of the matters fully and fairly disclosed (to the extent of such disclosure) in the Data Room Documents (excluding matters so disclosed in the documents marked in yellow on the Data Room Index, which shall be called “Additional Data Room Documents”) and the following General Disclosures. The Parties agree that, after execution of this Agreement and prior to Completion, the Purchaser shall use its best efforts to review and confirm those Additional Data Room Documents which it reasonably regards as being relevant to its due diligence investigations, and to the extent any such Additional Data Room Documents are reasonably satisfactory to and accepted by the Purchaser as deemed disclosures to the Warranties, such Additional Data Room Documents shall, upon written confirmation by the Purchaser, be deemed to be included and form part of the Data Room Documents retrospectively, and qualify the Warranties accordingly, as effective from the time of signing of this Agreement.

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1A.1	General Disclosures

Against the above background, the Warranties shall be qualified and be subject to the matters set out below:

1A.1.1	all matters which are contained in the Agreement;

1A.1.2	all information disclosed in, provided for or noted (to the extent of such disclosure, provision or note) in the Audited Accounts and Management Accounts including the notes thereto and the accompanying reports of the directors and auditors, all of which has been provided to the Purchaser prior to the date of this Agreement;

1A.1.3	all matters disclosed in:

(i)	in relation to the Singapore Company:

(a)	the results of the title searches in relation to the Singapore Property extracted from the Singapore Titles Automated Registration System of the Singapore Land Authority on 23 October 2013;

(b)	the road line plans in relation to the Singapore Property extracted from the Land Transport Authority on 10 December 2013; and

(c)	the replies received by Allen & Gledhill LLP between 10 December 2013 to 12 December 2013 to Allen & Gledhill LLP’s legal requisitions in relation to the Singapore Property to the following governmental or statutory authorities:

(I)	Land Transport Authority (S&L Department) Survey and Lands Department (Street Works);

(II)	Land Transport Authority (S&L Department) Survey and Lands Department (Rapid Transit Systems);

(III)	Building and Construction Authority;

(IV)	Urban Redevelopment Authority;

(V)	Public Utilities Board (Water Reclamation (Network) Department);

(VI)	National Environment Agency, Environmental Health Department;

(VII)	National Environment Agency, Central Building Plan Unit; and

(VIII)	Inland Revenue Authority of Singapore.

(ii)	in relation to the Malaysia Company:

(a)	on-line company search against the Malaysia Company at the Companies Commission of Malaysia carried out on 30 January 2014;

(b)	on-line winding-up search against the Malaysia Company at the office of the Director General of Insolvency carried out on 30 January 2014;

(c)	on-line bankruptcy searches against the directors of the Malaysia Company at the office of the Director General of Insolvency carried out on 30 January 2014; and

(d)	the results of the title searches in relation to the Malaysia Property extracted at the relevant land office/registry in respect of the titles of the Malaysia Property on 11 November 2013; and

1A.1.4	all matters disclosed in the results of the Property Inspection to be carried out by the Purchaser and its professional advisors prior to Completion.

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2.	Group Companies

2.1	Incorporation

The Group Companies are companies duly incorporated and validly existing under their respective laws of incorporation.

2.2	The Sale Shares

2.2.1	The Singapore Sale Shares comprise the whole of the allotted and issued share capital of the Singapore Company, have been properly and validly allotted and issued and are each fully paid.

2.2.2	The Malaysia Sale Shares comprise the whole of the allotted and issued share capital of the Malaysia Company, have been properly and validly allotted and issued and are each fully paid.

2.2.3	The Indonesia Sale Shares comprise the whole of the allotted and issued share capital of the Indonesia Company, have been properly and validly allotted and issued and are each fully paid.

2.3	Pre-emption etc.

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of any Group Company under any option or other agreement (including conversion rights and rights of pre-emption) and there are no Encumbrances on the Sale Shares or any arrangements or obligations to create any Encumbrances.

3.	Supply of Information

3.1	Accuracy and Adequacy of Information Disclosed to the Purchaser

3.1.1	All information contained in this Agreement, the Data Room Documents, the Additional List, the Additional Documents and the Outstanding DD Documents and all other information which has been given in writing in the form of the “Q&A List” and the “Master DD List” work sheets and electronic mail correspondences exchanged among the Seller, the Purchaser and/or their respective advisors in the course of any due diligence or other investigation carried out by or on behalf of the Purchaser between 30 September 2013 and Completion Date (“Due Diligence Period”) was when given, and remains, true, complete and accurate in all material respects and not misleading and the Seller is not aware of any fact or matter or circumstances not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading or the disclosure of which materially affects the willingness of the Purchaser to purchase the Sale Shares or the price at or terms upon which the Purchaser would be willing to purchase them.

3.1.2	All information contained in the management accounts for the period commencing on the Accounts Date to 30 September 2013 (“September Management Accounts”) including without limitation information in relation to the cost structures are, to the best of the knowledge, information and belief of the Seller, in all material respects, true, complete and accurate and not misleading.

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3.2	Copies of Accounts and Articles etc.

On Completion, the copies of the Audited Accounts and Management Accounts of each Group Company and the constitutional documents of each Group Company delivered to the Purchaser are complete and accurate copies and in the case of the constitutional documents contain full details of the rights and restrictions attached to the share capital of such Group Company and have attached to them copies of all such resolutions and agreements as are required by law to be delivered to the Registrar of Companies or any other authority for registration and all other resolutions, if any, passed by such Group Company.

4.	Accounts and Records

4.1	Latest Accounts

The Audited Accounts have been prepared in accordance with applicable law and in accordance with accounting principles and standards generally accepted at the Accounts Dates in the country of incorporation of each Group Company and, subject thereto, on a basis consistent with that adopted in preparing the audited accounts for the financial years 2011 and 2012 (ended on March 31, 2012 and March 31, 2013, respectively) so as to give a true and fair view of the assets, liabilities and state of affairs of each of the Group Companies at the Accounts Date and of the profits or losses for the period concerned and as at that date make:

4.1.1	full provision for all actual liabilities;

4.1.2	proper provision (or note in accordance with applicable accountancy practice) for all contingent liabilities;

4.1.3	provision reasonably regarded as adequate for all bad and doubtful debts, obsolete or slow moving stock; and

4.1.4	full provision for all services provided by any member of the Seller’s Group.

4.2	Management Accounts

4.2.1	The Management Accounts have been prepared in accordance with the accounting policies used in preparing the Audited Accounts applied on a consistent basis.

4.2.2	The Management Accounts are fair and not misleading and do not materially misstate the assets and liabilities of the Group Companies (other than the Singapore Company) as at the Management Accounts Date nor the profits and losses of the Group Companies (other than the Singapore Company) for the period ended on such date.

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4.2.3	As at the Relevant Management Accounts Date, the Management Accounts:

(i)	make full provision for all actual liabilities;

(ii)	disclose all contingent liabilities;

(iii)	make provision reasonably regarded as adequate for all bad and doubtful debts; and

(iv)	full provision for all services provided by any member of the Seller’s Group.

4.3	Singco Balance Sheet

4.3.1	The Singco Balance Sheet has been prepared in accordance with the accounting policies used in preparing the Audited Accounts applied on a consistent basis.

4.3.2	The Singco Balance Sheet is fair and not misleading and do not materially misstate the assets and liabilities of the Singapore Company as at the Management Accounts Date nor the profits and losses of the Singapore Company for the period ended on such date.

4.3.3	As at the Management Accounts Date, the Singco Balance Sheet:

(i)	makes full provision for all actual liabilities;

(ii)	discloses all contingent liabilities;

(iii)	makes provision reasonably regarded as adequate for all bad and doubtful debts; and

(iv)	full provision for all services provided by any member of the Seller’s Group.

4.4	Valuation of Stock and Work-in-progress

The stock-in-trade and work-in-progress were included in the Audited Accounts, the Management Accounts and the Singco Balance Sheet at figures which are in accordance with the accounting principles and standards generally accepted as at the relevant Accounts Date for the Audited Accounts and the Management Accounts Date for the Management Accounts and the Singco Balance Sheet in the country of incorporation of each Group Company, save as indicated in the notes to the Audited Accounts.

4.5	Taxation

4.5.1	Full provision or reserve that are required pursuant to the accounting principles and standards generally accepted as at the Accounts Date for the Audited Accounts and the Management Accounts Date for the Management Accounts and the Singco Balance Sheet in the country of incorporation of each Group Company has been made in the Audited Accounts, the Management Accounts and the Singco Balance Sheet for all Taxation liable to be assessed, charged or imposed on each Group Company or for which each is accountable in respect of:

(i)	profits, gains or income (as computed for Taxation purposes) arising or accruing on or before the Accounts Date (or, in relation to the Management Accounts and the Singco Balance Sheet, the Management Accounts Date);

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(ii)	any Transactions effected on or before the Accounts Date (or, in relation to the Management Accounts and the Singco Balance Sheet, the Management Accounts Date) or provided for in the Audited Accounts, the Management Accounts or the Singco Balance Sheet; and

(iii)	distributions made on or before the Accounts Date (or, in relation to the Management Accounts and the Singco Balance Sheet, the Management Accounts Date) or provided for in the Audited Accounts, the Management Accounts or the Singco Balance Sheet.

4.5.2	Proper provision or reserve for deferred taxation in accordance with accounting principles and standards generally accepted at the Accounts Date for the Audited Accounts and the Management Accounts Date for the Management Accounts and the Singco Balance Sheet in the country of incorporation of the relevant Group Company has been made in the Audited Accounts, the Management Accounts and the Singco Balance Sheet.

4.5.3	Except as disclosed by the Audited Accounts and save in so far as full provision is made in them in a deferred taxation account for Taxation in respect of any balancing charges which would arise or accrue in respect of any such machinery and plant on disposal thereof at the value at which the machinery and plant are included in the Audited Accounts, the machinery and plant are not included in the Audited Accounts at such value that if it were obtained on the disposal or deemed disposal of the machinery and plant as a whole a balancing charge would arise or accrue.

4.6	Borrowings

4.6.1	The amounts borrowed by each Group Company do not exceed any limitation on its borrowings contained in its constitutional documents or in any debenture or other deed or document binding upon it.

4.6.2	No Group Company has outstanding any loan capital, nor has it factored any of its debts, nor engaged in any financing of a type which are not required to be shown or reflected in the Audited Accounts or borrowed any money which it has not repaid.

4.7	Accounting and other Records

The statutory registers, minute books, books of account and other records of whatsoever kind of each Group Company are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis in all material respects and contain complete and accurate records of all matters required to be dealt with in such books and all such books and records and all other documents (including documents of title and copies of all subsisting agreements to which any Group Company is a party) which are the property of each Group Company or ought to be in its possession are in its possession (or under its control) and no notice or allegation that any is incorrect or should be rectified has been received. All accounts, documents and returns required by law to be delivered or made to the Registrar of Companies or any other authority have been duly and correctly delivered or made.

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4.8	Changes since Accounts Date

Since the Accounts Date as regards each Group Company:

4.8.1	there has been no material adverse change in its financial or trading position or prospects or turnover or the value of any Transferred Asset and no event, fact or matter has occurred or, to the best of the knowledge, information and belief of the Seller, is likely to occur which will or is likely to give rise to any such change;

4.8.2	its business has been carried on in the ordinary and usual course and consistent with its past practices;

4.8.3	its profits have not been materially affected by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits exceptionally high or low;

4.8.4	its business has not been materially and adversely affected by the loss of any important customer or source of supply and, to the best of the knowledge, information and belief of the Seller, there are no facts which are likely to give rise to any such effects. For these purposes, an important customer or source of supply in respect of the Group means one which in either of the two financial periods immediately preceding the Accounts Date accounted for five per cent. or more (in the case of a customer) of the turnover of the Group or (in the case of a source of supply) of the goods, services or equipment supplied to the Group;

4.8.5	there has been no unusual increase or decrease in the level of its stock;

4.8.6	no dividend or other distribution has been declared, made or paid to its members except as provided for in the relevant balance sheet;

4.8.7	no share or loan capital or any other security giving rise to a right over the capital has been allotted or issued or agreed to be allotted or issued;

4.8.8	it has not redeemed or purchased or agreed to redeem or purchase any of its share capital;

4.8.9	it has not made or received any surrender relating to group relief or any surrender of a tax refund;

4.8.10	no insurance claims have been refused or settled below the amount claimed, the difference of which is more than US$100,000 (one hundred thousand United States Dollars); and

4.8.11	it has not entered into any unusual, long term and onerous commitments and contracts.

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5.	Legal Matters

5.1	Compliance with Laws

Each of the Group Companies has carried on and is carrying on its business and operations so that there have been no material breaches of applicable laws, regulations and bye-laws in each country in which they are carried on and there have not been and are not any material breaches by any Group Company of its constitutional documents and there has not been and there is no investigation or enquiry by, or order, decree, decision or judgment of, any arbitrator or Governmental Body outstanding, nor is there any notice or other communication (official or otherwise) from any arbitrator or Governmental Body with respect to an actual violation and/or failure to comply with any such applicable law, regulation, bye-law or constitutional document, or requiring it to take or omit any action.

5.2	Licences and Consents

All statutory and other licences, consents, authorisations, orders, confirmations, permissions, certificates, approvals and authorities from relevant Governmental Bodies (“Licences”) necessary for the carrying on of the businesses and operations of each of the Group Companies have been obtained, are in full force and effect and all conditions applicable to any such Licence have been and are being complied with. There is no investigation, enquiry or proceeding outstanding or, to the best of the knowledge, information and belief of the Seller, anticipated which is likely to result in the suspension, cancellation, modification or revocation of any of the Licences. None of the Licences has been breached or, to the best of the knowledge, information and belief of the Seller, is likely to be suspended, cancelled, refused, modified or revoked (whether as a result of the entry into this Agreement or Completion or otherwise).

5.3	Litigation

5.3.1	Since the Accounts Date no claim for damages or otherwise of an amount exceeding US$100,000 has been made against any Group Company.

5.3.2	Save for the mediation relating to the labour dispute as currently undertaken between the Indonesia Company and its employees (i) as of September 13, 2013 arising from disciplinary dismissal of employees due to absence without leave and (ii) as of November 25, 2013 arising from dismissal of employees causing damages for the Indonesia Company (“Indonesia Labour Mediations”), no Group Company (or any person for whose acts or defaults a Group Company may be vicariously liable) is involved whether as claimant or defendant or other party in any litigation, arbitration or mediation (other than as claimant in the collection of debts arising in the ordinary and usual course of its business none of which exceeds US$100,000) and no such litigation, arbitration or mediation is pending or, to the best of the knowledge, information and belief of the Seller, threatened by or against any Group Company (or any person for whose acts or defaults a Group Company may be vicariously liable).

5.3.3	There are no investigations, enquiries, disciplinary proceedings or to the best of the knowledge, information and belief of the Seller, other circumstances likely to lead to any such litigation, arbitration or mediation in relation to the Group Companies (or any person for whose acts or defaults a Group Company may be vicariously liable).

5.3.4	No Group Company, nor any of the properties, assets or operations which it owns or in which it is interested, is subject to any continuing injunction, judgment or order of any arbitrator or Governmental Body, nor in default under any order, licence, regulation or demand of any Governmental Body or with respect to any order, suit, injunction or decree of any court.

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5.4	Environmental, Health and Safety and Products Liability

5.4.1	For the purposes of this paragraph 5.4:

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media;

“Environmental Authority” means any legal person or body of persons (including any Governmental Body) having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means (i) all laws, statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction in force in the relevant jurisdiction at Completion whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and (ii) all bye-laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder or in connection therewith to the extent that the same have force of law at Completion;

“Environmental Permit” means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law which is material to the operation of the business of the Group on or before Completion; and

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) so specified under the Environmental Law.

5.4.2	Each Group Company is conducting, and has conducted, the business of the Group in compliance with Environmental Law.

5.4.3	All Environmental Permits:

(i)	have been obtained;

(ii)	are in force; and

(iii)	are being complied with.

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5.4.4	No Group Company has received any written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to Environmental Law or Environmental Permits.

5.4.5	No Group Company has received written notice that either (i) an Environmental Authority is intending to revoke, suspend, vary or limit any Environmental Permits or (ii) any amendment to any Environmental Permit is required to enable the continued operation of the business of the Group. To the best of the Seller’s knowledge, information and belief, no circumstances exist which result in any Environmental Permit being revoked, suspended, varied or limited or which prejudice its renewal, nor are there any circumstances which require any further Environmental Permit to be obtained.

5.4.6	No Group Company has manufactured, sold or supplied products or services which are, or were, or will or, to the best of the Seller’s knowledge, information and belief, are likely to produce contamination, or which violate any applicable Environmental Law.

5.4.7	There is no pollution or contamination of the Environment at, on, in, under or emanating from any of the Properties that violates the criteria specified by the Environmental Law nor, to the best of the Seller’s knowledge, information and belief, is there any pollution or contamination for which any Group Company incurs liability at, on, in, under or emanating from any property formerly owned, occupied or otherwise used in connection with or affected by the businesses of any Group Company or in which any Group Company formerly had an interest.

5.4.8	Save as disclosed in the Audited Accounts, the Seller has no impending capital expenditures in order to comply with Environmental Law or any Environmental Permit or any environmental obligation under any contract or deed.

5.5	Insolvency etc.

5.5.1	No order has been made, petition presented, resolution passed, meeting convened or step taken for the winding up (or other process whereby the business is terminated and the assets of the company concerned are distributed among the creditors and/or shareholders or other contributories) of any Group Company or for the appointment of any provisional liquidator (or equivalent in the jurisdiction of its incorporation) and there are no cases or proceedings under any applicable insolvency, reorganisation, or similar laws in any jurisdiction concerning any Group Company and, to the best of the knowledge, information and belief of the Seller, no events have occurred which, under applicable Jaws, would justify any such cases or proceedings.

5.5.2	No petition has been presented or other proceedings have been commenced for an administration or judicial management order to be made (or any other order to be made by which during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a Governmental Body) in relation to any Group Company, nor has any such order been made, and no administrator, judicial manager, liquidator, trustee, custodian, receiver (including, without limitation, any administrative receiver) or similar officer (or the equivalent in the relevant jurisdiction of incorporation) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company and no step has been taken for or with a view to the appointment of such a person.

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5.5.3	No Group Company is insolvent or unable to pay its debts as they fall due.

5.5.4	No composition in satisfaction of the debts of any Group Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

5.5.5	No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company.

5.5.6	No event has occurred causing, or which upon intervention or notice by any third party may cause, any floating charge created by any Group Company to crystallise or any charge created by it to become enforceable, nor has any such crystallisation occurred or is such enforcement in process.

5.5.7	To the best of the knowledge, information and belief of the Seller, no circumstances exist, which may at any time hereafter lead to a result which renders any of the warranties and representations contained in paragraphs 5.5.1 to 5.5.6 to be no longer true or accurate.

5.6	Defective Products

5.6.1	None of the Group Companies has designed, manufactured, sold, distributed or supplied products (i) which are, or were, or, to the best of the Seller’s knowledge, information and belief, will become, in any material respect, faulty or defective, or (ii) which do not comply with any warranties or representations made by such Group Company for such products, or with all applicable regulations, standards and requirements in any material respect.

5.6.2	There have not been any product recalls or post-sale warnings issued by any Group Company relating to any product designed, manufactured, distributed, sold or supplied by it that are either (i) required by applicable law or (ii) voluntarily initiated.

5.7	Powers of Attorney

None of the Group Companies has given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf, other than any authority to employees or directors to enter into routine contracts in the normal course of their duties related to the normal course of business of the Group Companies or sign such documents on behalf of the Group Companies to comply with all applicable statutory obligations, all of which will be terminated on or before the Completion Date.

5.8	Filing of Charges

All charges by or in favour of each Group Company have (if appropriate) been registered in accordance with the provisions of Section 131 of the Companies Act or comply with the necessary formalities as to registration or otherwise in any other relevant jurisdiction. The registered particulars of charges over assets of each Group Company are complete and accurate in all material respects.

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5.9	No Questionable Payments

To the best of the Seller’s knowledge, information and belief, none of the directors, officers, agents, employees or other persons acting on behalf of any Group Company is party to the use of any assets of such Group Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets; to the establishment or maintenance of any unlawful or unrecorded fund of group moneys or other assets; to the making of any false or fictitious entries on the books or records of such Group Company; or to the making of any unlawful payment.

5.10	Warranties and Indemnities

None of the Group Companies has nor will at any time prior to Completion have sold or otherwise disposed of any assets in circumstances such that it is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal.

6.	Trading and Contractual Arrangements

6.1	Capital Commitments

There are no material capital commitments entered into or proposed by any of the Group Companies. For these purposes, a material capital commitment is one involving capital expenditure of over US$100,000, exclusive of GST or other equivalent Tax.

6.2	Debts, Contracts and Arrangements with Connected Persons etc.

Save for the loan system offered by the Indonesia Company to its employees, as of Completion, there is no contract, arrangement or understanding and no indebtedness (actual or contingent) nor any indemnity, guarantee or security arrangement between any Group Company and/or any member of the Seller’s Group and/or any current or former employee, current or former director and/or any current or former consultant of any Group Company and/or any person connected with any of such persons within the meaning of “connected person” as defined in Section 2 of the Securities and Futures Act, Chapter 289 of Singapore.

6.3	Effect of Sale of the Sale Shares

6.3.1	Save as separately disclosed in writing by the Seller to the Purchaser, neither entering into, nor compliance with, nor Completion will cause any Group Company to lose the benefit of any legally binding right or privilege it presently enjoys or any person who normally does business with or gives credit to any Group Company not to continue to do so, or any officer or senior employee of any Group Company to leave his employment which in each case will have an adverse impact on such Group Company’s business and/or operations.

6.3.2	Save as separately disclosed in writing by the Seller to the Purchaser, compliance with this Agreement does not conflict with or result in the breach of or constitute a default under any agreement or instrument to which any Group Company is now a party or any loan to or mortgage created by any Group Company or relieve any other party to a contract with any Group Company of its obligations under such contract or entitle such party to terminate such contract, whether summarily or by notice.

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6.4	Contracts

6.4.1	No Group Company is a party to any contract, commitment, arrangement, transaction, understanding, obligation or liability which is outside the ordinary and usual course of business and is not wholly on an arm’s length basis.

6.4.2	None of the Group Companies:

(i)	is a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any agreement or arrangement which restricts its freedom to carry on its business in all jurisdictions in which it carries on business and, to the best of the Seller’s knowledge, information and belief, any part of the world in such manner as it thinks fit;

(ii)	is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association; or

(iii)	is, or has agreed to become, a party to any agreement or arrangement for participating with others in any business sharing commissions or other income.

6.5	Compliance with Agreements

All the contracts and all leases, tenancies, licences, concessions and agreements of whatsoever nature to which any of the Group Companies is a party are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company in all material respects and, to the best of the knowledge, information and belief of the Seller, by all the other parties thereto and there are, to the best of the knowledge, information and belief of the Seller, no circumstances likely to give rise to any breach of such terms, no grounds for rescission, avoidance or repudiation of any of the contracts or such leases, tenancies, licences, concessions or agreements and no notice of termination or of intention to terminate has been received in respect of any thereof.

6.6	Anti-Trust

To the best of the knowledge, information and belief of the Seller, no Group Company is a party to any agreement, arrangement or concerted practice, or is carrying on any practice material to the business of the Group:

6.6.1	which in whole or in part may contravene or may be invalidated by any competition, anti-trust, fair trading, consumer protection, anti-dumping, state aid, or similar legislation in any jurisdiction where the Group has assets or carries on business or sells its goods and services or in respect of which any filing, registration or notification is required or is advisable pursuant to the legislation (whether or not the same has in fact been made);

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6.6.2	in particular and without prejudice to the generality of the foregoing, which in whole or in part contravenes Section 34 or Section 47 of the Competition Act, Chapter 50B of Singapore;

6.6.3	which is the subject of any investigation, or enquiry by, or order, decree, decision or judgment of, any arbitrator or Governmental Body outstanding or anticipated against any Group Company in connection with any actual infringement of the legislation referred to in paragraph 6.6.1 or 6.6.2 and, to the best of the Seller’s knowledge, information and belief, there are no circumstances likely to give rise to any such investigation, disciplinary proceeding or enquiry; or

6.6.4	which is the subject of any notice or other communication (official or otherwise) during the past 12 months from any arbitrator or Governmental Body responsible for enforcing the legislation referred to in paragraph 6.6.1 or 6.6.2 and has not agreed to any terms, conditions or remedies to such arbitrator or Governmental Body which may affect the conduct of the business of the Group Companies.

6.7	Guarantees etc.

Save as disclosed in the Audited Accounts, there is no outstanding guarantee or indemnity (whether or not legally binding) given by or for the benefit of any Group Company.

6.8	Commissions and Finder’s Fees

No one is entitled to receive from any Group Company any finder’s fee, brokerage or other commission in connection with the sale of the Sale Shares in such Group Company.

7.	Employees etc.

7.1	Employees and Terms of Employment

7.1.1	All of the management and senior employees employed in the Group Companies as of December 31, 2013 are listed in Schedule 11. All of the directors of the Group Companies have employment contracts with the respective Group Company and are employees of the Group Company.

7.1.2	As at Completion Date, none of the Group Companies has any existing consultancy agreements with any individuals.

7.1.3	There is not in existence any written contract of employment with any employee of any Group Company which cannot be terminated by three months’ notice or less or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

7.1.4	Schedule 11 also contains full details, in relation to each Group Company, the total number of employees and grade and salary of each employee as of December 31, 2013.

7.1.5	No changes to the contracts referred to in paragraph 7.1.4 have been made or proposed whether by such Group Company or employee or director of such Group Company since the Accounts Date other than changes for salary revisions which are in the ordinary course of business and consistent with past practice.

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7.1.6	Other than as (i) agreed in writing by the Parties and (ii) any termination due to the breach by employee of his/her respective employment agreement, there are no proposals to terminate the employment of any employee of any Group Company or to vary or amend their terms of employment (whether to their detriment or benefit).

7.1.7	There are no terms of employment for employees of any Group Company which provide that a change in control of any Group Company (however change in control may be defined in the said document, if at all) shall entitle any employee to treat the change in control as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or dismissed or released from any obligation.

7.2	Payments on Termination

7.2.1	None of the Group Companies has outstanding any undischarged liability to pay to any Governmental Body in the jurisdiction in which the Group Companies operate any taxation, contribution or other impost arising in connection with the employment or engagement of employees by it.

7.2.2	Except as disclosed in the Audited Accounts and as related to the Indonesia Labour Mediations:

(i)	No Group Company has pending liability for breach of any contract of employment with any employee including, without limitation, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee; and

(ii)	no Group Company has (i) any outstanding payment or (ii) provided or agreed to provide any benefit which is still outstanding to any employee or former employee of any Group Company or any dependant of any such employee or former employee in connection with the proposed termination or suspension of employment or variation of any contract of employment of any such employee or former employee.

7.2.3	There are no claims pending against any Group Company:

(i)	by an employee or workman or third party, in respect of an accident or injury which is not fully covered by insurance; or

(ii)	by an employee in relation to his terms and conditions of employment.

7.3	Each of the Group Companies has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with:

7.3.1	all obligations imposed on it by all statutes and regulations relevant to the relations between it and its employees or any trade union and has maintained current adequate records regarding the service of each of its employees;

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7.3.2	all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

7.3.3	all relevant orders, declarations and awards made under any relevant statute or regulation affecting the conditions of service of its employees.

7.4	Trade Disputes

Other than the Indonesia Labour Mediations, no Group Company is involved in, and, to the best of the knowledge, information and belief of the Seller, there are no circumstances likely to give rise to, any industrial or trade dispute or any negotiation regarding a claim of material importance with any trade unions or other similar organisation (in any such case that are recognised by any of the Group Companies for collective bargaining or other negotiating purposes) representing any of its employees.

7.5	Incentive Schemes

None of the Group Companies has in existence nor is proposing to introduce any share incentive scheme, share option scheme or profit sharing scheme for all or any of its directors or employees.

7.6	Definitions

For the purposes of this paragraph 7, “employee” includes any person who works under a direct contract of service to execute any work or labour.

8.	Taxation Matters

8.1	Returns, Information and Clearances

8.1.1	All returns, computations, notices and information which are or have been required to be made or given by each Group Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct, and (ii) none of them is, or, to the best of knowledge, information and belief of the Seller, is likely to be, the subject of any dispute with the Inland Revenue or other Taxation authorities.

8.1.2	Each Group Company is in possession of sufficient information to enable it to compute its liability to Taxation insofar as it depends on any Transaction occurring on or before Completion.

8.1.3	No Group Company has effected any Transaction in respect of which any consent or clearance from the relevant Taxation authorities or other governmental authorities was legally required but has not been obtained.

8.1.4	The particulars furnished to the relevant Taxation authorities or other governmental authorities, in connection with the application for any consent or clearance by each Group Company disclosed all facts and circumstances relevant to the decision of the relevant Taxation authorities.

8.1.5	The Seller has no knowledge of any circumstances which cause such consent or clearance from the relevant Taxation authorities or other governmental authorities to be or become invalid or to be withdrawn by the relevant Taxation authorities or the governmental authority concerned.

8.1.6	None of the Group Companies has taken any action which has the result of altering, prejudicing or disturbing, in any material respect, any arrangement or agreement which it has previously had with the relevant Taxation authorities.

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8.2	Penalties and Interest

None of the Group Companies has nor any director or officer of such Group Company, in his/her capacity as the director or officer of such Group Company, has paid, or become liable to pay, any fine, penalty or interest charged by virtue of any other statutory provision relating to Taxation.

8.3	Taxation Claims, Liabilities and Reliefs

8.3.1	To the best of knowledge, information and belief of the Seller, none of the Group Companies (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement to make: any claim (including a supplementary claim) for relief; any election, including an election for one type of relief, or one basis, system or method of Taxation, as opposed to another; any appeal or further appeal against an assessment to Taxation; any application for the postponement of, or payment by instalments of, Taxation; or to disclaim or require the postponement of any allowance or relief.

8.3.2	To the best of knowledge, information and belief of the Seller, save as set out in the Data Room Documents (excluding the Additional Data Room Documents unless otherwise accepted by the Purchaser pursuant to paragraph 1A), no relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to any Group Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance (i) arising or occurring at or at any time after Completion and/or (ii) due to this Agreement.

8.3.3	To the best of knowledge, information and belief of the Seller, save as set out in the Data Room Documents (excluding the Additional Data Room Documents unless otherwise accepted by the Purchaser pursuant to paragraph 1A), none of the Group Companies is liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge such Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

8.3.4	No Group Company has since its date of incorporation taken any action which has the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with the Inland Revenue or other Taxation authorities.

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8.3.5	There are no agreement, arrangement or election between any Group Company and the Inland Revenue or other Taxation authorities as a result of which the relevant Group Company has failed to comply with its statutory obligations.

8.3.6	None of the Group Companies owns nor has agreed to acquire, any asset, nor has received or agreed to receive any services or facilities (including, without limitation, the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm’s length basis.

8.3.7	None of the Group Companies has disposed nor has it agreed to dispose of any asset, nor has it provided or agreed to provide any services or facilities (including, without limitation, the benefit of any licences or agreements), the consideration for the disposal or provision of which was or will be less than its market value, or otherwise than on an arm’s length basis.

8.3.8	None of the Group Companies has incurred a loss on the disposal or deemed disposal of an asset other than trading stock in relation to which its ability to set the whole of that loss against any chargeable gain arising in the same or a later accounting period is or may be restricted or excluded.

8.4	Company Residence

Each Group Company has been resident for tax purposes in its country of incorporation and nowhere else at all times since its incorporation and will be so resident at Completion.

8.5	Deductions from Payments

Each Group Company has complied in all material respects with all applicable statutory provisions relating to Taxation requiring the deduction of tax from any payment made by it, and has accounted for, and remitted or paid the tax deducted to the Inland Revenue or other Taxation authorities within the time required.

8.6	Anti-avoidance Provisions

None of the Group Companies has knowingly since its incorporation engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was to be the avoidance of its respective liability to, Taxation.

8.7	Stamp Duty

All documents to which each Group Company is a party or which form part of such Group Company’s title to any asset owned or possessed by it or which it may need to enforce or produce in evidence in the courts of Singapore have been duly stamped and (where appropriate) adjudicated in accordance with applicable laws.

8.8	GST

8.8.1	Each Group Company has complied with all applicable statutory requirements, orders, provisions, directions or conditions relating to GST or other equivalent Tax, including (for the avoidance of doubt) the terms of any agreement reached with the Comptroller of GST or other equivalent Tax.

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8.8.2	Each Group Company has not at any time been a member of a group made pursuant to Section 30 of the Goods and Services Tax Act, Chapter 117A of Singapore and Part II of the Goods and Services Tax (General) Regulations (other than a group registration all of the other members of which were Group Companies).

8.8.3	The Singapore Company will, prior to and on completion of the Restructuring, be GST-registered under the Goods and Services Tax Act, Chapter 117A of Singapore and will remain so registered as at Completion.

8.9	Finance Leases

All finance leases entered into by any Group Company are set out in the Data Room Documents. For the purposes of this paragraph, “finance lease” means any arrangements for the leasing of an asset which fall for the purposes of the accounts of a Group Company to be treated in accordance with normal accountancy practice as a finance lease or loan.

8.10	Real Property Company

The Malaysia Company is not, and has not been since its incorporation, a real property company under the Real Property Gains Tax Act 1976 of Malaysia.

9.	Assets (other than the Properties and Intellectual Property)

9.1	Subsidiaries, Associates and Branches

No Group Company:

9.1.1	is the holder or beneficial owner of, or has agreed to acquire, any share or loan capital of any other company (whether incorporated in Singapore or elsewhere); and

9.1.2	has any branch, agency, division or establishment outside the jurisdiction in which it is incorporated.

9.2	Title to Assets

9.2.1	All assets (other than the Properties and Intellectual Property) of each Group Company, including all debts due to each Group Company which are included in the Audited Accounts or at the Accounts Date used or held for the purposes of its business, were at the Accounts Date the absolute property of such Group Company and (save for those subsequently disposed of or realised in the ordinary and usual course of business) (i) all such assets and (ii) all assets and debts which have subsequently been acquired or arisen are the absolute property of such Group Company and none is the subject of any assignment or Encumbrance (excepting only liens arising by operation of law in the normal course of trading) or the subject of any factoring arrangement, hire purchase, conditional sale or credit sale agreement.

9.2.2	All such assets are, where capable of possession, in the possession of or under the control of the relevant Group Company or the relevant Group Company is entitled to take possession or control of such assets.

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9.3	Sufficiency of Assets

9.3.1	The property, rights and assets owned or leased by each Group Company and the facilities and services to which such Group Company has a contractual right comprise the property, rights, assets, facilities and services necessary to discharge, in the ordinary course of business, the obligations under the contracts to which such Group Company is a party on or before Completion.

9.3.2	The Transferred Assets comprise the property, rights, assets, facilities and services necessary for the carrying on of the Singapore Business in the ordinary course of business and which will enable the Singapore Company to be fully operational and functional as at Completion Date.

9.4	Insurance

9.4.1	The assets of each of the Group Companies which are capable of being insured have up to and including Completion Date been and are insured against fire and other risks to maintain the business of the Group Companies in the ordinary course of business and each Group Company has at all material times been and is adequately covered against accident, physical loss or damage, confiscation or expropriation of any such assets by any foreign government, third party liability (including product liability), environmental liability (to the extent that insurance is reasonably available), and other risks normally covered by insurance by such companies.

In respect of all such insurances:

(i)	details of all claims made during the past three years are contained in the Data Room Documents; and

(ii)	no claim is outstanding, unpaid or in dispute and no circumstances exist which are likely to give rise to any claim.

9.5	Stock

The stock-in-trade and work-in-progress currently held by the Group Companies is adequate in relation to the current trading requirements of the Group, is in good condition and is capable of being sold in the ordinary and usual course of business.

9.6	Plant and Machinery etc.

9.6.1	Up to and including Completion Date, the plant, machinery, vehicles and all other equipment owned or used in connection with the business of each Group Company:

(i)	are (subject to normal wear and tear) in good repair and condition and reasonable working order;

(ii)	have been regularly and properly maintained; and

(iii)	are in the possession and control of such Group Company.

9.6.2	Maintenance contracts which are in place in respect of assets of each Group Company shall remain in full force and effect up to and including the Completion Date.

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9.7	Grants

The grant received by the Singapore Company/PIDSCA from the Governmental Bodies in Singapore constitutes all the grants received by the Group Companies in connection with their respective businesses during the previous six years from Completion, and it is recorded as sundry expenses in the Singco Balance Sheet and are included as income in the Singco Balance Sheet (the “Grant”). The Singapore Company/PIDSCA will continue to be entitled to such Grant prior and up to Completion. The Singapore Company/PIDSCA has not, prior and up to Completion, committed any act that will forfeit or cause the repayment of the Grant received prior and up to Completion. The Grant will not be retroactively withdrawn or clawed back for any reason. Notwithstanding the foregoing, the definition of Grant shall exclude any benefit which results in reduced tax rates or similar effects that may have been applied to the Group Companies.

9.8	Absence of Undisclosed Liabilities

There are no liabilities (including contingent liabilities) of the Group Companies which are outstanding on the part of each Group Company, other than (i) liabilities disclosed or provided for in the Audited Accounts; (ii) liabilities incurred in the ordinary and usual course of business since the Accounts Date, none of which is material; or (iii) liabilities disclosed elsewhere in this Agreement.

9.9	Restructuring

9.9.1	The Seller has full power and authority and is legally and beneficially entitled and able to transfer the whole of the Singapore Business and the Transferred Assets (with full title, rights and interest therein) to the Singapore Company for the purposes of the Restructuring.

9.9.2	Such transfer will be effected in compliance with all applicable laws, rules and regulations and not affect or prejudice any rights, claims or benefits of the Singapore Company in respect of the Transferred Assets.

9.9.3	The Transferred Assets are or will on Completion be free from any Encumbrances whatsoever.

9.9.4	All consents, licences, approvals, authorisations or waivers required from third parties for the conveyance, transfer, assignment, novation or underletting in favour of the Singapore Company of each of the Transferred Assets pursuant to the Restructuring have been or will by Completion be obtained and will on Completion be in full force and effect.

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10.	Intellectual Property and Information Technology

10.1	Definitions

For the purposes of this paragraph 10:

“Business Information” means all information, know-how and records including (without limitation) all formulae, designs, specifications, drawings, data, manuals and instructions and all client lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and inquiries which at or before Completion is used in the business of the Group Companies;

“Business IP” means all rights and interests in intellectual property which are either the property of or are licensed to the Group Companies which at or before Completion is used in the business of the Group Companies;

“Confidential Business Information” means Business Information which is confidential or not generally known;

“Proprietary Business IP” means any and all Business IP owned by any Group Company; and

“Seller Licensed Business IP” means any and all Business IP licensed to any Group Company by: (i) Seller; and/or (ii) any of Seller’s Related Corporations, pursuant to a Related Agreement.

10.2	Ownership etc.

10.2.1	All Business IP and Business Information are either legally and beneficially owned by such Group Company or lawfully used with the consent of the owner under a licence.

10.2.2	Proprietary Business IP

All Proprietary Business IP are:

(i)	valid and enforceable;

(ii)	not being infringed or being attacked or opposed by any person;

(iii)	not subject to any Encumbrance or any licence or authority in favour of another; and

(iv)	in the case of rights in such Intellectual Property as are registered or the subject of applications for registration, all renewal fees which are due and steps which are required for their maintenance and protection have been paid and taken.

10.2.3	Seller Licensed Business IP

To the best of the Seller’s knowledge, all Seller Licensed Business IP are:

(i)	not infringing any person’s right or being attacked or opposed by any person; and

(ii)	valid and enforceable.

and no claims have been made and no applications are pending which if pursued or granted might be material to the truth and accuracy of any of the above.

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10.3	Intellectual Property

10.3.1	All rights in all Business IP and Business Information are either the property of or are licensed to such Group Company and, save as provided in a Related Agreement, are not subject to any limit as to time or any other limitation, right of termination or restriction and all renewal fees and steps required for their maintenance or protection have been paid and taken.

10.3.2	All rights in the Business IP and all Business Information are in the possession of such Group Company at Completion and save as set out in a Related Agreement, such Group Company is not a party to any confidentiality or other agreement or subject to any duty which restricts the free use or disclosure of any of such Business Information and Business IP.

10.3.3	Save as provided in a Related Agreement, no Group Company has granted or is obliged to grant any licence, sub-licence or assignment in respect of any Business IP or has disclosed or is obliged to disclose any Confidential Business Information to any person, other than its employees or those of the other Group Companies for the purpose of carrying on its business.

10.3.4	No Group Company or any party with which such Group Company has contracted is in breach of any licence, sub-licence or assignment granted to or by it in respect of any Business IP or of any agreement under which any Business Information was or is to be made available to it.

10.4	Processes etc.

To the best of the knowledge, information and belief of the Seller, the processes employed, the businesses conducted by each Group Company and the products and services dealt in by each Group Company, the Business IP and Business Information, do and did not infringe any rights or interests of third parties and no claims of infringement of any such rights or interests are made by any third party.

10.5	No Assertion of Moral Rights

Save as set out in a Related Agreement, no moral rights have been asserted or are likely to be asserted which would affect the use of any of the Business IP in the business of any Group Company.

10.6	Patents

There are no outstanding or potential claims against any Group Company under any contract or law providing for employee compensation or ownership in respect of any rights or interests in Intellectual Property.

10.7	Sufficiency of Business IP

The Business IP comprises all the rights and interests necessary or convenient for the carrying on of the business of each Group Company in and to the extent which it is presently conducted and the conduct of the Singapore Business, and the Group Companies do not have any obligation to pay royalty for license of the Business IP except as set out in a Related Agreement or except for the royalty to the Seller and its Related Corporations made prior to Completion under technical assistance agreements. In any event, Seller warrants and represents that all such technical assistance agreements shall be terminated on or at Completion and that no royalties are outstanding under such agreements other than as set out in Clause 5.2B(e).

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10.8	Information Technology

10.8.1	There are not, and in the past two years, there have been no bugs or viruses, logic bombs or other contaminants (including, without limitation, “worms” or “trojan horses”) in or failures or breakdowns of any computer hardware or software or any other information technology equipment used in connection with the business of any Group Company which have caused any material disruption or interruption in or to the business of any Group Company.

10.8.2	In the event that the persons providing maintenance or support services for the information technology equipment used in connection with the business of any Group Company cease or are unable to do so, the Group Companies have all the necessary rights and information to continue to maintain and support or have a third party maintain or support such information technology.

10.8.3	Each Group Company has in place procedures to prevent unauthorised access, the introduction of viruses, taking and storing on-site or off-site back-up copies of the software and data.

11.	Freehold and Leasehold Property

11.1	The Properties

11.1.1	The Properties comprise all of the premises and land owned, occupied or otherwise used in connection with the businesses of the Group Companies or in which the Group Companies have an interest

11.1.2	No Group Company has any continuing liability in respect of any leasehold property other than the Properties.

11.2	Singapore Properties

11.2.1	Title to the Singapore Properties

In relation to each Singapore Property:

(i)	Upon the completion of the Restructuring, the Singapore Company will be the legal owner of, and beneficially entitled to. the whole of the proceeds of sale of, and has good title to, the whole of the Singapore Property.

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(ii)	Title to the Singapore Property

(a)	Where the title of the Singapore Property or any part of it is unregistered, no event has occurred in consequence of which registration should have been effected.

(b)	The Singapore Company shall have, upon Restructuring, title to the Singapore Property commencing from the Certificates of Title and the SG Leases, properly deduced and free from Encumbrances.

(iii)	There are no mortgages, charges (whether legal or equitable and whether fixed or floating) or debentures, rent charges, liabilities to maintain roadways, liens (whether for costs or to an unpaid vendor or otherwise), annuities or other unusual outgoings, or trusts (whether for securing money or otherwise), affecting the Singapore Property.

(iv)	The Singapore Property is not subject to any adverse estate, right, interest, covenant, restriction, stipulation, easement, option, right of pre-emption, wayleave, profit a prendre, licence or other right or informal arrangement in favour of any third party (whether in the nature of a public or private right or obligation) nor is there any agreement or commitment to give or create any of the foregoing.

(v)	Easements and other Rights

(a)	The Singapore Property enjoys access to and egress from roads which prior to the date of this Agreement have been adopted by the appropriate highway authority and are maintainable at the public expense or the Singapore Property has the benefit of all necessary easements or rights over private land on terms which do not entitle any person to terminate or curtail the same.

(b)	The Singapore Property drains into a public sewer and is served by water, electricity and gas utilities. Either the pipes, sewers, wires, cables, conduits and other conducting media serving the Singapore Property connect directly to the mains without passing through land in the occupation or ownership of a third party or, if they do not, the facilities, easements or rights necessary for the enjoyment and present use of the Singapore Property are enjoyed on terms which do not entitle any person to terminate or curtail the same.

(c)	All rights of light, air and support are enjoyed fully as of right.

(vi)	There are no outstanding actions, disputes, claims or demands between the relevant Group Companies and any third party affecting the Singapore Property or any neighbouring property.

11.2.2	Planning

In relation to each Singapore Property:

(i)	All building(s), structure(s) and development at the Singapore Property and the use of the Singapore Property are approved and permitted under the relevant planning legislation or any other Acts of Parliament or any regulations, bye-laws, orders, consents or permissions made or given thereunder and by the lessor of the Singapore Property.

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(ii)	The planning consents and permissions affecting the Singapore Property are either unconditional or are subject only to conditions which are not unusual, personal or temporary and which have been satisfied or fully observed and performed up to the date of this Agreement and will be satisfied or fully observed and performed up to the date of Completion.

(iii)	There is no pending planning application, planning appeal or other planning proceedings in respect of the Singapore Property or which is likely to have an adverse effect on the Singapore Property.

(iv)	The Seller and the relevant Group Company have no knowledge of any resolution, proposal, scheme or order, whether formally adopted or not, for the compulsory acquisition of the whole or any part of the Singapore Property or any access or egress, or for the alteration, construction or improvement of any road, sub-way, underpass, footbridge, elevated road, dual carriageway or flyover upon or adjoining or passing within 200 metres of the Singapore Property or any access or egress.

(v)	There is no outstanding statutory or informal notice relating to the Singapore Property or any business carried on thereat or the use thereof.

(vi)	There is no outstanding monetary claim or liability, contingent or otherwise, in respect of the Singapore Property (including, without limitation, all applicable land rents, quit rents, rates, assessments and other lawful outgoings due to the lessor (if applicable) and relevant authorities due and payable as at the date of the Agreement.

11.2.3	Statutory Requirements

(i)	Each of the Singapore Properties complies with the requirements of all legislation and regulations relating thereto in the jurisdiction in which such Singapore Property is located. The relevant Group Company has not done or suffered to be done or omitted to do any act matter or thing which will render any of the Singapore Property liable to forfeiture, attachment or reversion to the relevant lessor and/or the relevant state authority or which may contravene the provisions of all legislation and regulations affecting the Singapore Property.

(ii)	Each of the Seller and the relevant Group Company has no knowledge of any actual or potential liability arising under any public health legislation which could give rise to any costs, liabilities or other obligations binding upon any Group Company.

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11.2.4	State and Condition of the Properties

In relation to each Singapore Property:

(i)	A valid and subsisting fire certificate has been issued in respect of the Singapore Property and there has been no breach of the provisions or conditions contained therein.

(ii)	The buildings and other structures on the Singapore Property are in good and substantial repair and fit for the purposes for which they are presently used.

(iii)	No materials or combined materials which would or might have a harmful effect on the health and safety of users of the buildings and other structures on the Property have been used in the construction, maintenance, repair or refurbishment of the buildings and other structures on the Property or in any additions or alterations thereto.

(iv)	To the best of the knowledge, information and belief of the Seller, there is no controlled waste, household waste, commercial waste, industrial waste, toxic or any other deleterious or dangerous substances that have been, or are thought to have been, or were intended to be, buried, lain or disposed of over, on or under any of the Singapore Properties.

11.2.5	Leasehold Properties

Where the interest of any Group Company in any Singapore Property is leasehold, the requisite details have been completed in Part 2 of Schedule 10, and:

(i)	Any consent necessary for the grant of the lease under which the relevant Group Company holds its interest in the Singapore Property (the “Lease” which includes the SG Leases) was duly obtained and a copy of such consent is with the documents of title.

(ii)	There is no subsisting breach, nor any non-observance of any covenant, condition or agreement contained in the SG Leases on the part of the relevant Group Company.

(iii)	No landlord has refused to accept rent or made any complaint or objection and the receipt for the payment of rent which fell due immediately prior to the date of this Agreement is unqualified and for the payment of rent falling due immediately prior to the date of Completion will be unqualified.

(iv)	Save as provided under the SG Leases, there are no restrictions in the SG Leases which prevent the Singapore Property from being used now or in the future for the present use.

(v)	All steps in rent reviews have been duly taken and no rent reviews are currently under negotiation or the subject of a reference to an expert or arbitrator or the Courts.

11.2.6	Properties subject to Leases and Licences

The Singapore Properties are not subject to any lease or licence for the benefit of any person.

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11.2.7	Certificates of Title

(i)	The Certificates of Title and the SG Leases are true, complete and accurate in all respects with regard to the title of the relevant Group Company to the Singapore Properties and all information provided by the Seller and the Group Companies in connection with the Certificates of Title and the SG Leases was, when given, and remains, true, complete and accurate in all respects.

(ii)	None of the Seller or the Group Companies is aware of any fact, matter or circumstance which was not disclosed which renders any of the terms, covenants and conditions contained in any of the Certificates of Title and/or SG Leases untrue, incomplete, inaccurate or misleading.

11.3	Indonesia Properties

11.3.1	Title to the Indonesia Properties

In relation to each Indonesia Property:

(i)	The Group Company named in Schedule 10 as the owner/right holder of the Indonesia Property is the legal owner of, the whole of the proceeds of sale of, and has a good title to, the whole of the Indonesia Property.

(ii)	The Group Company is sole and registered owner/right holder of the Indonesia Property and has a valid and legal title over the said Indonesia Property, and there is no other person or party having claim of ownership, point or preferred rights on the Indonesia Property.

(iii)	The Group Company has in its possession or unconditionally held to its order all the original documents of title and other documents and papers relating to the Indonesia Property.

(iv)	There are no mortgages, charges (whether legal or equitable and whether fixed or floating) or debentures, rent charges, liabilities to maintain roadways, liens (whether for costs or to an unpaid vendor or otherwise), annuities or other unusual outgoings, or trusts (whether for securing money or otherwise), affecting the Indonesia Property or the proceeds of sale thereof.

(v)	The Indonesia Property is not subject to any adverse estate, right, interest, covenant, restriction, stipulation, easement, option, right of pre-emption, wayleave, profit a prendre, licence or other right or informal arrangement in favour of any third party (whether in the nature of a public or private right or obligation) nor is there any agreement or commitment to give or create any of the foregoing.

(vi)	Easements and other Rights to the Indonesia Property

(a)	The Indonesia Property enjoys access to and egress from roads which prior to the date of this Agreement have been adopted by the appropriate highway authority and are maintainable at the public expense either directly or the Indonesia Property has the benefit of all necessary easements or rights over private land on terms which do not entitle any person to terminate or curtail the same.

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(b)	The Indonesia Property drains into a public sewer and is served by water, electricity and gas utilities. Either the pipes, sewers, wires, cables, conduits and other conducting media serving the Indonesia Property connect directly to the mains without passing through land in the occupation or ownership of a third party or, if they do not, the facilities, easements or rights necessary for the enjoyment and present use of the Indonesia Property are enjoyed on terms which do not entitle any person to terminate or curtail the same.

(c)	All rights of light, air and support are enjoyed fully as of right.

(vii)	There are no outstanding actions, disputes, claims or demands between the Group Company and any third party affecting the Indonesia Property or any neighbouring property.

11.3.2	Planning Matters in relation to the Indonesia Property

In relation to each Indonesia Property:

(i)	The development and use of the Indonesia Property is permitted under the relevant planning legislation or any other laws or any regulations, bye-laws, orders, consents or permissions made or given thereunder.

(ii)	There is no pending planning application, planning appeal or other planning proceedings in respect of the Indonesia Property or which is likely to have an adverse effect on the Indonesia Property.

(iii)	The Seller has no knowledge of any resolution, proposal, scheme or order, whether formally adopted or not, for the compulsory acquisition of the whole or any part of the Indonesia Property or any access or egress, or for the alteration, construction or improvement of any road, sub-way, underpass, footbridge, elevated road, dual carriageway or flyover upon or adjoining or passing within 200 metres of the Indonesia Property or any access or egress.

(iv)	There is no outstanding statutory or informal notice relating to the Indonesia Property or any business carried on thereat or the use thereof.

(v)	There is no outstanding monetary claim or liability, contingent or otherwise, in respect of the Indonesia Property.

11.3.3	Indonesian Statutory Requirements

Each of the Indonesia Properties complies with the requirements of all legislation and regulations relating thereto in Indonesia. The Group Company has not done or suffered to be done or omitted to do any act matter or thing which will render any of the Indonesia Property liable to forfeiture, attachment or reversion to the relevant lessor and/or the relevant state authority or which may contravene the provisions of all legislation and regulations affecting the Indonesia Property.

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11.3.4	State and Condition of the Indonesia Properties

In relation to each Indonesia Property:

(i)	The Indonesia Property has been built in accordance with the license to build and there has been no breach of the provisions or conditions contained therein.

(ii)	The buildings and other structures on the Indonesia Property are in good and substantial repair and fit for the purposes for which they are presently used.

(iii)	To the best of the knowledge, information and belief of the Seller, there is no controlled waste, household waste, commercial waste, industrial waste, toxic or any other deleterious or dangerous substances that have been, or are thought to have been, or were intended to be, buried, lain or disposed of over, on or under any of the Indonesia Properties.

11.3.5	Leasehold Indonesia Properties

Where the interest of the Indonesia Company in any Indonesia Property is pursuant to an agreement to lease, rent or to grant rights of occupation, or any other similar agreement (“IND Lease”), the requisite details have been completed in Part 3 of Schedule 10, and:

(i)	All covenants, restrictions, stipulations, conditions and other terms affecting the leased Indonesia Property have been observed and performed in a material manner and to the best of the knowledge of the Seller, there are no circumstances which would entitle or require any landlord or other person to exercise any powers of entry and taking possession or which would otherwise give rise to restriction or termination of the continued possession or occupation of the leased Indonesia Property.

(ii)	Any consent necessary for the entry into the IND Lease was duly obtained.

(iii)	There is no material subsisting breach, nor any material non-observance of any covenant, condition or agreement contained in the IND Lease on the part of the relevant Group Company.

(iv)	Save as provided under the IND Lease, there are no restrictions in the IND Lease which prevent the Indonesia Property from being used now or in the future for the present use.

(v)	The tenant can assign or underlet the whole of the Indonesia Property subject only to obtaining the landlord’s consent (such consent not to be unreasonably withheld) and which may be combined with a requirement to obtain a direct covenant from the assignee and to procure a guarantee (wherever reasonable) in favour of the landlord from the assignee or current tenant.

(vi)	All steps in rent reviews have been duly taken and no rent reviews are currently under negotiation or the subject of a reference to an expert or arbitrator or the Courts.

(vii)	True and complete copies of all leases, tenancies and options for renewal of leases and tenancies in existence at the date hereof have been supplied to the Purchaser and full and accurate details of the terms of all oral leases or tenancies or leases or tenancies by conduct (if any) in existence at the date hereof have been disclosed to the Purchaser.

CONFIDENTIAL

11.3.6	Indonesia Properties subject to Leases and Licences

The Indonesia Properties are not subject to any lease or licence for the benefit of any person other than the relevant Group Company.

11.4	Malaysia Properties

11.4.1	Title to the Malaysia Properties

In relation to each Malaysia Property:

(i)	The Malaysia Company is the registered and sole beneficial owner of the Malaysia Property as set out in Schedule 10 and is the legal owner of, and beneficially entitled to, the whole of the proceeds of sale of, and has a good and marketable title to, the whole of the Malaysia Property.

(ii)	The Malaysia Company has in its possession or unconditionally held to its order all the original documents of title and other documents and papers relating to each Malaysia Property.

(iii)	There are no mortgages, charges (whether legal or equitable and whether fixed or floating) or debentures, rent charges, liabilities to maintain roadways, liens (whether for costs or to an unpaid vendor or otherwise), annuities or other unusual outgoings, or trusts (whether for securing money or otherwise), affecting the Malaysia Property or the proceeds of sale thereof.

(iv)	The Malaysia Property is not subject to any adverse estate, right, interest, covenant, restriction, stipulation, easement, option, right of pre-emption, wayleave, profit a prendre, licence or other right or informal arrangement in favour of any third party (whether in the nature of a public or private right or obligation) nor is there any agreement or commitment to give or create any of the foregoing.

(v)	Easements and other Rights

(a)	The Malaysia Property enjoys access to and egress from public roads opened to the public and which are maintainable at the public expense or the Malaysia Property has the benefit of all necessary easements or rights over private land on terms which do not entitle any person to terminate or curtail the same.

(b)	The Malaysia Property drains into a public sewer and is served by water, electricity and gas utilities. Either the pipes, sewers, wires, cables, conduits and other conducting media serving the Malaysia Property connect directly to the mains without passing through land in the occupation or ownership of a third party or, if they do not, the facilities, easements or rights necessary for the enjoyment and present use of the Malaysia Property are enjoyed on terms which do not entitle any person to terminate or curtail the same.

(c)	All rights of light, air and support are enjoyed fully as alright.

(vi)	There are no outstanding actions, disputes, claims or demands between the Group Company and any third party affecting the Malaysia Property or any neighbouring property.

CONFIDENTIAL

11.4.2	Planning

In relation to each Malaysia Property:

(i)	All building(s), structure(s) and development at the Malaysia Property and the use of the Malaysia Property are approved and permitted under the relevant planning legislation or any other Acts of Parliament or any regulations, bye-laws, orders, consents or permissions made or given thereunder.

(ii)	The planning consents and permissions affecting the Malaysia Property are either unconditional or are subject only to conditions which are not unusual, personal or temporary and which have been satisfied or fully observed and performed up to the date of this Agreement and will be satisfied or fully observed and performed up to the date of Completion.

(iii)	There is no pending planning application, planning appeal or other planning proceedings in respect of the Malaysia Property or which is likely to have an adverse effect on the Malaysia Property.

(iv)	The Seller and the relevant Group Company have no knowledge of any resolution, proposal, scheme, order or notice, whether formally adopted or not, for the compulsory acquisition of the whole or any part of the Malaysia Property or any access or egress, or for the alteration, construction or improvement of any road, sub-way, underpass, footbridge, elevated road, dual carriageway or flyover upon or adjoining or passing within 200 metres of the Malaysia Property or any access or egress.

(v)	There is no outstanding statutory or informal notice relating to the Malaysia Property or any business carried on thereat or the use thereof.

(vi)	There is no outstanding monetary claim or liability, contingent or otherwise, in respect of the Malaysia Property (including, without limitation, all applicable land rents, quit rents, rates, assessments and other lawful outgoings) due to the relevant lessor (if applicable) or relevant authorities due and payable as at the date of this Agreement and up to the date of Completion.

11.4.3	Statutory Requirements

(i)	Each of the Malaysia Properties complies with the requirements of all legislation and regulations relating thereto in the jurisdiction in which such Malaysia Property is located. The relevant Group Company has not done or suffered to be done or omitted to do any act matter or thing which will render any of the Malaysia Property liable to forfeiture, attachment or reversion to the relevant lessor (if applicable) or relevant state authority as state land or which may contravene the provisions of all legislation and regulations affecting the Malaysia Property. The present use of the Malaysia Property is in compliance with the use permitted in the documents of title to the Malaysia Property and the land zoning as determined by the local authorities.

(ii)	Each of the Seller and the relevant Group Company has no knowledge of any actual or potential liability arising under any safety, occupational health and fire legislation which could give rise to any costs, liabilities or other obligations binding upon any Group Company.

CONFIDENTIAL

11.4.4	State and Condition of the Properties

In relation to each Malaysia Property:

(i)	A valid and subsisting fire certificate has been issued in respect of the Malaysia Property and there has been no breach of the provisions or conditions contained therein.

(ii)	A valid and subsisting certificate of fitness of occupation or certificate of completion and compliance has been issued in respect of the Malaysia Property and there has been no breach of the provisions or conditions contained therein.

(iii)	The buildings and other structures on the Malaysia Property are in good and substantial repair and fit for the purposes for which they are presently used.

(iv)	No materials or combined materials which would or might have a harmful effect on the health and safety of users of the buildings and other structures on the Malaysia Property have been used in the construction, maintenance, repair or refurbishment of the buildings and other structures on the Malaysia Property or in any additions or alterations thereto.

(v)	To the best of the knowledge, information and belief of the Seller, there is no controlled waste, household waste, commercial waste, industrial waste, toxic or any other deleterious or dangerous substances that have been, or are thought to have been, or were intended to be, buried, lain or disposed of over, on or under any of the Malaysia Properties.

11.4.5	Leased/Tenanted Properties

Where the interest of the Malaysia Company in any Malaysia Property is pursuant to an agreement to lease, rent or to grant rights of occupation, or any other similar agreement (“MY Lease”), the requisite details have been completed in Part 3 of Schedule 10, and:

(i)	All covenants, restrictions, stipulations, conditions and other terms affecting the leased Malaysia Property have been observed and performed in a material manner and to the best of the knowledge of the Seller, there are no circumstances which would entitle or require any landlord or other person to exercise any powers of entry and taking possession or which would otherwise give rise to restriction or termination of the continued possession or occupation of the leased Malaysia Property.

CONFIDENTIAL

(ii)	Any consent necessary for the grant of the lease under which the Malaysia Company holds its interest in the Malaysia Property was duly obtained and the Malaysia Company’s interest in relation to the lease has been duly registered on the documents of title, if applicable.

(iii)	There is no subsisting breach, nor any non-observance of any covenant, condition or agreement contained in the MY Lease on the part of the Malaysia Company.

(iv)	No landlord has refused to accept rent or made any complaint or objection and the receipt for the payment of rent which fell due immediately prior to the date of this Agreement is unqualified and for the payment of rent falling due immediately prior to the date of Completion will be unqualified.

(v)	Save as provided under the MY Lease, there are no restrictions in the MY Lease which prevent the Malaysia Property from being used now or in the future for the present use.

(vi)	The tenant can assign or underlet the whole of the Malaysia Property subject only to obtaining the landlord’s consent (such consent not to be unreasonably withheld whether expressly or by statute) and which may be combined with a requirement to obtain a direct covenant from the assignee and to procure a guarantee (wherever reasonable) in favour of the landlord from the assignee or current tenant.

(vii)	All steps in rent reviews have been duly taken and no rent reviews are currently under negotiation or the subject of a reference to an expert or arbitrator or the Courts.

11.4.6	Properties subject to Leases and Licences

The Malaysia Properties are not subject to any lease or licence for the benefit of any person.

CONFIDENTIAL

The following schedules have been omitted:

SCHEDULE 4: BANKER’S GUARANTEE

SCHEDULE 5: COMPLETION ACCOUNTS

SCHEDULE 6: INITIAL LIST OF TRANSFERRED ASSETS

SCHEDULE 7: DATA ROOM INDEX

SCHEDULE 8: TERMSHEETS AS OF THE DATE OF EXECUTION OF THIS AGREEMENT

SCHEDULE 9: LIST OF KEY CONTRACTS

CONFIDENTIAL

SCHEDULE 10: LIST OF PROPERTIES

(Paragraph 11 of Schedule 3)

Part 1

Particulars of freehold properties

Name of Company owning the Property	Address of Property	Title number (if registered)
Nil

Part 2

Leasehold properties - particulars of leases

Address of Singapore Property	22 Ang Mo Kio Industrial Park 2, Singapore 569506 comprising the following lots: 1. Lot 7966K of Mukim 18 2. Lot 13161 of Mukim 18 3. Lot 16609M of Mukim 18

Current Lessor	Housing Development Board of Singapore

Current Lessee	Panasonic Asia Pacific Pte. Ltd.

Date of Lease

1.      Lot 7966K of Mukim 18: Lease I/35353C dated 24/2/1983 and Variation of Lease No. ID/535196Q dated 3/2/2014.

2.      Lot 13161M of Mukim 18: Lease I/42770M dated 2 December 1998, Variation of Lease I/58728P dated 22/1/2001 and Variation of Lease No. ID/535203V dated 3/2/2014.

3.      Lot 16609M of Mukim 18: Lease IA/898297C dated 12/5/2008. and Variation of Lease No. ID/535211M dated 3/2/2014.

Term

1.      Lot 7966K of Mukim 18: 60 years from 1/12/1979.

2.      Lot 13161M of Mukim 18: 30 years from 1/3/1989 with a non-binding option to renew for 30 years.

3.      Lot 16609M of Mukim 18: 34 years from 16/1/2006.

Part 3

Owned properties - particulars of owned properties

Land Title Particulars	PN 44626, Lot 6638, Mukim Bachang, District of Melaka Tengah, Melaka

Address of Property	Lot 26 & 27 Batu Berendam FTZ III, 75350, Melaka

Registered Proprietor	Panasonic Industrial Devices Semiconductor (M) Sdn Bhd

CONFIDENTIAL

Term	Leasehold land, leasehold for 99 years, expiring 27 December 2097

Category of Use	Industrial

Express conditions	This land must be used as an industrial site only

Restrictions in Interest	This land cannot be transferred or leased, unless with the consent of the State Authority in Malaysia

Encumbrances	Nil

Land Title Particulars	Certificate of Right to Build (Hak Guna Bangunan or “HGB”) No. 29/Sukaluyu dated 2 March 1998

Address of Property	Jl. Maligi 1 Lot A1-4, Kawasan lndustri KIIC Sukaluyu, Teluk Jambe Timur, Karawang 41361, Jawa Barat, Indonesia

Registered Proprietor	The Government of Indonesia

Term	30 years, expiring on 24 September 2025

Restrictions in Interest	Transfer of land title must be done by signing a deed of sale and purchase (Akta Jual Beli or “AJB”) in front of the land deed official (Pejabat Pembuat Akta Tanah or “PPAT”) and afterwards the new owner of the land title shall be recorded at the relevant regional land office

CONFIDENTIAL

The following schedules have been omitted:

SCHEDULE 11: LIST OF EMPLOYEES

SCHEDULE 12: Q&A LIST

CONFIDENTIAL

This Agreement has been entered into on the date stated at the beginning

THE SELLER

SIGNED by	)

/s/ Keiji Fujimoto	)
Keiji Fujimoto	)
Executive Senior Councilor	)
)
for and on behalf of	)
PANASONIC CORPORATION

CONFIDENTIAL

THE PURCHASER

SIGNED by	)

/s/ William John Nelson	)
William John Nelson	)
Director	)
)
for and on behalf of	)
UTAC MANUFACTURING SERVICES LIMITED	)